UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

HENRY COUNTY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY
HENRY COUNTY BANCSHARES, INC.
4806 N. HENRY BOULEVARD
P.O. Box 928
STOCKBRIDGE, GEORGIA 30281

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2011 Annual Meeting of Shareholders of Henry County Bancshares, Inc., the holding company for The First State Bank.  At the meeting, we will report on our performance in 2010 and answer your questions. We look forward to discussing both our accomplishments and our plans with you.  We hope that you can attend the meeting and we look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 17, 2011 at 6:30 p.m. at our office at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281 for the following purposes:

1.	To elect the 2011 Board of Directors;

2.	To approve two Amendments to the Articles of Incorporation of the Company;

3.	Non-binding vote to approve the executive compensation of the named executive officers of the Company

4.	Non binding vote to recommend the frequency of a shareholder vote to approve the compensation of the named excutive officers of the Company; and

5.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 8, 2011 are entitled to attend and vote at the meeting.

Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy in the envelope provided, to Anita Jarvis, as promptly as possible.

By Order of the Board of Directors,

/s/ David H. Gill
David H. Gill
President and Chief Executive Officer

April 15, 2011
Stockbridge, Georgia

PRELIMINARY
HENRY COUNTY BANCSHARES, INC.
4806 N. HENRY BOULEVARD
STOCKBRIDGE, GEORGIA 30281

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS
MAY 17, 2011

Our Board of Directors is soliciting proxies for the 2011 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

VOTING INFORMATION

The Board set April 8, 2011 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 14,245,690 shares of common stock outstanding as of April 8, 2011.  A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

In voting for the proposal to elect nine directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees.  The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present.  Any other matter which may be submitted to shareholders at the meeting will be determined by a majority of the votes cast at the meeting.  Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Amendment to Article V of the Articles of Incorporation of Henry County Bancshares, Inc. (Proposal 2), you may vote in favor of or against the proposal or you may abstain from voting.  The vote required to approve this proposal is governed by Georgia law and Henry County Bancshares’ Articles of Incorporation.  The affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Henry County Bancshares.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

In voting for the proposal to approve the Amendment to Article VII of the Articles of Incorporation of Henry County Bancshares, Inc.  (Proposal No. 3), you may vote in favor of, or against the proposal, or may abstain from voting.  The vote required to approve Proposal No. 3 is governed by Georgia law and Henry County Bancshares’ Articles of Incorporation.  The affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Henry County Bancshares.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

In voting for Proposals 4 and 5, because these are advisory votes, the results are not binding on the Company; however, the Senior Management Compensation Committee and the Board of Directors value the opinions expressed by the shareholders and will certainly give consideration to the votes cast on both the approval of the executive compensation and the frequency option that receives the highest number of shareholder votes.

Our directors and executive officers hold 911,693 shares of Henry County Bancshares, Inc. stock, or approximately 6.40% of all outstanding stock, and we believe that all of those shares will be voted in favor of all nominees listed below under Election of Directors and as recommended by the Board for Proposals 2,3,4,and 5.

When you sign the proxy card, you appoint David H. Gill or Charles W. Blair, Jr. as your representative at the meeting.  Mr. Gill and Mr. Blair, or either of them, will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Blair will vote your proxy “FOR” the election to the Board of Directors of all nominees listed below under Election of Directors and as recommended by the Board,  “FOR” Proposals 2,3,4 and 5.  However, if any other matters come before the meeting, Mr. Gill or Mr. Blair will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about April 15, 2011.

NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

We have posted materials related to the 2011 annual meeting on the Internet. The following materials are available on the Internet at www.firststateonline.com

•	This proxy statement for the 2011 annual meeting.

•	The Company’s annual report on Form 10-K filed with the Securities and Exchange Commission.

PROPOSAL NO.  1: ELECTION OF DIRECTORS

Each member of the Board of Directors is elected each year so that the terms of the Board members expire at each annual meeting.  The terms of the current directors will expire at the 2011 Annual Shareholders Meeting.  Our current directors nominated for reelection are:

Paul J. Cates, Jr.	G. R. Foster III	Mary Lynn E. Lambert
Phillip H. Cook	David H. Gill	Ronald M. Turpin
H. K. Elliott, Jr.	Edwin C. Kelley, Jr.	James C. Waggoner

Shareholders will elect the nominees as directors at the meeting to serve a one year term, expiring at the 2012 Annual Meeting of Shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the nine nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes will not be considered either affirmative or negative votes.

The Board of Directors recommends that you elect each of the nine nominees as directors.

If you submit a proxy but do not specify voting instructions, Mr. Gill or Mr. Blair will vote your proxy to elect each of the nominees.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Gill or Mr. Blair will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom is a current director of the Company and The First State Bank.

Paul J. Cates, Jr. - President, Planters Warehouse and Lumber.  The Board of Directors believes that Mr. Cate’s business and management experience makes him an excellent candidate for Director of the Company.

Phillip H. Cook - Certified Public Accountant, Retired Partner KPMG LLP.  The Board of Directors believes that Mr. Cook’s experience as a certified public accountant makes him an excellent candidate for Director of the Company.

H. K. Elliott, Jr. - Owner, Elliott Construction Company.  The Board of Directors believes that Mr. Elliott’s experience in construction and management makes him an excellent candidate for Director of the Company.

G. R. Foster, III, DMD - Dentist.  Dr. Foster’s business and management experience makes him an excellent candidate for Director of the Company.

David H. Gill - Mr. Gill has served as President of the Bank and of the Company since 2000.  Prior to that time, he served as Executive Vice President of the Bank and Vice President of the Company.  Mr. Gill’s extensive experience in the banking industry and at the Bank and the Company makes him an excellent candidate for Director of the Company.

Edwin C. Kelley, Jr. - Owner, Buddy Kelley Properties.  The Board of Directors believes that Mr. Kelley’s experience in commercial real estate and management makes him an excellent candidate for Director of the Company.

Mary Lynn E. Lambert - Co-owner of Lambert Sand and Gravel Co. Inc.  Mrs. Lambert’s business and management experience makes her an excellent candidate for Director of the Company.

Ronald M. Turpin - Retired builder.  Mr. Turpin’s business and management experience makes him an excellent candidate for Director of the Company.

James C. Waggoner, DVM - Owner, Stockbridge Veterinary Hospital.  Dr. Waggoner’s business and management experience makes him an excellent candidate for Director of the Company.

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION OF HENRY COUNTY BANCSHARES, INC

At its regular meeting on March 15, 2011, our Board of Directors voted to adopt, subject to the approval of two-thirds of the holders of all classes of stock entitled to vote in the election of directors, an Amendment to the Articles of Incorporation of Henry County Bancshares, Inc.  The Amendment will increase the authorized shares of common stock of the Company from fifty million to two hundred million.  The increase in authorized shares will provide the Company with greater flexibility in implementing certain transactions such as public and private stock offerings, stock splits, acquisitions and future listing on a national securities exchange.

The proposed Amendment would delete current Article V and replace it with the following Article V:

ARTICLE V

The Corporation shall have authority, acting by its board of directors, to issue not more than Two Hundred Million (200,000,000) shares of Common Stock.  Each issued and unissued share to have a par value of $.10.  All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be non-assessable.  Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.”

Shareholder Approval Required

The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Henry County Bancshares, Inc.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION OF HENRY COUNTY BANCSHARES, INC.

PROPOSAL NO.  3: APPROVAL TO AMEND ARTICLE VII OF THE ARTICLES OF INCORPORATION OF HENRY COUNTY BANCSHARES, INC. TO ELIMINATE PREEMPTIVE RIGHTS OF SHAREHOLDERS

At its regular meeting on March 15, 2011, our Board of Directors voted to amend Article VII of the Articles of Incorporation of Henry County Bancshares, Inc., subject to the approval of two-thirds of the holders of all classes of stock entitled to vote in the election of directors, to eliminate the preemptive rights of stockholders.  The elimination of preemptive rights gives the Company greater flexibility in public and private stock offerings without first having to offer stock to existing holders of common stock.

The proposed Amendment would delete the current Article VII in its entirety.

Shareholder Approval Required

The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to Article VII of the Articles of Incorporation of Henry County Bancshares, Inc.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO ARTICLE VII OF THE ARTICLES OF INCORPORATION OF HENRY COUNTY BANCSHARES, INC.

PROPOSAL NO.  4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Act of 2010 (“Dodd-Frank Act”) requires the Company to permit a non-binding advisory vote on the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Senior Management Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL NO.  5: ADVISORY VOTE ON THE FREQUENCY OF A SHAREHOLDER VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act requires, among other things, SEC-reporting companies to obtain a non-binding shareholder vote on the frequency of the shareholder votes on executive compensation (at least once every six years) in addition to a non-binding shareholder vote on executive compensation (at least once every three years).

This proposal gives the Company’s shareholders the opportunity to determine whether the frequency of shareholder votes on executive compensation will be every one, two or three years. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. Shareholders may also abstain from voting on the frequency of shareholder votes on executive compensation.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Senior Management Compensation Committee will take into account the outcome of the vote when considering the frequency of shareholder votes on executive compensation.

The Board of Directors unanimously recommends that you vote for the option of “EVERY TWO YEARS” for future shareholder advisory votes on executive compensation.

DESCRIPTION OF BUSINESS

General

Henry County Bancshares, Inc. (the “Company”), headquartered in Stockbridge, Georgia, is a Georgia business corporation which operates as a bank holding company.  The Company was incorporated on June 22, 1982 for the purpose of reorganizing The First State Bank (the “Bank”) to operate within a holding company structure.  The Bank is a wholly owned subsidiary of the Company.

The Company’s principal activities consist of owning and supervising the Bank, which engages in a full service commercial and consumer banking business, as well as a variety of deposit services provided to its customers.   Until December 15, 2009, when it suspended operations, the Company also conducted mortgage-lending operations through the Bank’s wholly owned subsidiary, First Metro Mortgage Company (“First Metro”).  First Metro provided the Bank’s customers with a wide range of mortgage banking services and products in the same primary market area as the Bank.

The Company, through the Bank, derives substantially all of its income from the furnishing of banking and banking related services.

The Company directs the policies and coordinates the financial resources of the Bank.  The Company provides and performs various technical and advisory services for its subsidiaries, coordinates their general policies and activities, and participates in their major decisions.

The First State Bank, Stockbridge, Georgia

The Bank was chartered by the Georgia Department of Banking and Finance in 1964.  The Bank operates through its main office at 4806 North Henry Boulevard, Stockbridge, Georgia, as well as six (6) full service branches located at 1810 Hudson Bridge Road in Stockbridge, 295 Fairview Road in Ellenwood, 114 John Frank Ward Boulevard in McDonough, 4979 Bill Gardner Parkway in Locust Grove, 2316 Highway 155 in McDonough and 1908 Highway 81 East in McDonough.  The Bank owns two lots for the construction of future branches, one at the intersection of Chambers Road and Jonesboro Road in Henry County, as well as one in Butts County located at 620 W. Third Street in Jackson.  The Company owns an additional parcel of real estate adjacent to its main office location in Stockbridge, Georgia, upon which is situated a small house.

The Bank engages in a full service commercial and consumer banking business in its primary market area of Henry County and surrounding counties, as well as a variety of deposit services provided to its customers.  The Bank offers on-line banking services to its customers.  Checking, savings, money market accounts and other time deposits are the primary sources of the Bank’s funds for loans and investments.  The Bank offers a full complement of lending activities, including commercial, consumer installment, real estate, home equity and second mortgage loans, with particular emphasis on short and medium term obligations.  Commercial lending activities are directed principally to businesses whose demands for funds fall within the Bank’s lending limits.  Consumer lending is oriented primarily to the needs of the Bank’s customers.  Real estate loans include short term acquisition and construction loans.

The Bank focuses primarily on residential and commercial construction loans, commercial loans secured by machinery and equipment with a developed resale market, working capital loans on a secured short term basis to established businesses in the primary service area, home equity loans of up to 80% of the current market value of the underlying real estate, residential real estate loans of up to 90% of value with adjustable rates or balloon payments due within five (5) years, and loans secured by savings accounts, other time accounts, cash value of life insurance, readily marketable stocks and bonds, or general use machinery and equipment for which a resale market has developed. The Bank makes both secured and unsecured loans to persons and entities which meet criteria established by the Bank and the executive committee.  Approximately 96% of the Bank’s loan portfolio is concentrated in loans secured by real estate, most of which is located in the Bank’s primary market area.  The Bank, as a matter of state law, does not generally extend additional credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,750,000.

The lending policies and procedures of the Bank are periodically reviewed and modified by the Board of Directors of the Bank in order to ensure risks are acceptable and to protect the Bank’s financial position in the market.  Among other services offered are drive-up windows, night deposits, safe deposits, traveler’s checks, credit cards, cashier’s checks, notary public and other customary bank services.  The Bank does not offer trust services.

The Bank maintains correspondent relationships with SunTrust Bank, the Federal Home Loan Bank of Atlanta, Fifth-Third Bank, and the Federal Reserve Bank of Atlanta.  These banks provide certain services to the Bank such as investing excess funds, wire transfer of funds, safekeeping of investment securities, clearing electronic transactions, loan participation and investment advice.

The banking business in and around Henry County, Georgia is highly competitive and includes certain major banks which have acquired locally owned institutions. These banks have considerably greater resources and lending limits than the Bank.  In addition to commercial banks and savings banks, the Bank competes with other financial institutions, such as credit unions, agricultural credit associations, and investment firms that provide services similar to checking accounts and commercial lending.  The Bank competes with numerous institutions within the primary service areas, including local branches of Bank of America, SunTrust Bank, Wells Fargo and BB&T.  As of June 30, 2010, the latest information available, the Bank held approximately 30.6% of the deposit accounts in the Henry County area.  Neither the Company nor the Bank generate a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries.  Thus, the Company has no significant risks attributable to foreign operations.

The Bank relies substantially on personal conduct of its officers, directors and shareholders, as well as a broad product line, competitive services, and a local advertising campaign and promotional activities to attract business and to acquaint potential customers with the Bank’s personal services.  The Bank’s marketing approach emphasizes the advantages of dealing with an independent, locally owned and headquartered commercial bank attuned to the particular needs of small to medium size businesses, professionals and individuals in the community.

A history of the Bank’s financial position and results of operations at and for the fiscal years ended December 31, 2010, 2009 and 2008, is as follows:

	Years Ended
(in thousands)	2010	2009	2008

Total Assets	$563,879	$614,648	$655,877

Total Deposits	$544,663	$586,101	$590,476

Net earnings (loss)	$(6,709)	$(36,652)	$(14,347)

Employees

As of December 31, 2010, the Bank had 104 full-time employees and 11 part-time employees.  None of the Bank’s employees are represented by a collective bargaining group.  The Bank considers its relationships with its employees to be good.

Supervision and Regulation

As a result of examination findings in mid 2009 by the Georgia Department of Banking and Finance, (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”), (collectively, the “Supervisory Authorities”), the Bank’s Directors, on May 14, 2010, entered into a Stipulation and Consent Agreement with the Supervisory Authorities agreeing to the issuance of a Consent Order (the “Order”). Specifically, the Order requires:  increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio;  maintaining an adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits;  prior Supervisory Authority approval to pay cash dividends or Board of Director compensation;  and adoption of an annual strategic plan and budget.  The Order also establishes a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order.  Management is already addressing most of the provisions of the proposed Order, thus it is not contemplated that the Order will significantly change how the Bank is currently being operated.  However, there can be no assurance that the Bank will be successful in meeting all of the requirements of the Order.

If the Bank fails to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order.  An ongoing failure to adequately address or make substantial progress towards addressing the concerns of the Supervisory Authorities could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

The Supervisory Authorities examined the Bank during June and July 2010 and conducted an onsite visitation during February 2011.  The findings of the Supervisory Authorities are fully reflected in the accompanying financial statements.

The Company is also subject to the terms of a Board Resolution (“Resolution”) between the Company and the Federal Reserve Bank of Atlanta (“FRB”) that generally prohibits our ability to receive dividends from the Bank, or to make dividends or other distributions to our shareholders, or repurchase shares of our common stock without prior regulatory approval.

The Bank is “significantly undercapitalized” for purposes of Prompt Corrective Action pursuant to 12 U.S.C. § 1831o and 12 C.F.R. Part 6.  At December 31, the Bank’s capital ratios were as follows:

Tier 1 Capital to Adjusted Total Assets	2.65%
Tier 1 Capital to Risk-Weighted Assets	3.10%
Total Capital to Risk-Weighted Assets	4.35%

Federal law requires the Bank to submit an acceptable Capital Restoration Plan to its primary regulator that includes the specific steps the Bank will take to become adequately capitalized and a timeframe for achieving the higher capital ratios required by the Order.  If the Bank does not submit an acceptable Capital Restoration Plan to the Supervisory Authorities, the Bank is subject to further supervisory enforcement actions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

There is no established public trading market for the Company’s common stock.  It is not traded on an exchange or in the over-the-counter market.  There is no assurance that an active market will develop for the Company’s common stock in the future.  Therefore, management of the Company is furnished with only limited information concerning trades of the Company’ common stock.  There were no shares traded in 2010.  The following table sets forth for each quarter during 2009 the number of shares traded and the high and low per share sales prices to the extent known to management.

	Shares	Sales Price Per Share
2009	Traded	High	Low

First Quarter	850	$12.00	$12.00
Second Quarter	-	$-	$-
Third Quarter	15,110	undisclosed	undisclosed
Fourth Quarter	1,102	$8.00	$8.00

The Company has historically paid dividends on an annual basis.  Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors.  The Company’s ability to pay dividends is dependent on cash dividends paid to it by the Bank.  In addition, because of the Order and Resolution, we are not permitted to declare or pay any dividend without the prior written approval of the FRB and our Supervisory Authorities.  As a result, we currently cannot declare a dividend on our common shares.  We do not expect to be granted a waiver or be released from this restriction until our financial performance and capital ratios improve significantly.  Assuming our Supervisory Authorities permit us to pay dividends in the future, our ability to pay dividends will be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.  The following table sets forth cash dividends which have been declared and paid by the Company since January 1, 2008.  There were no cash dividends paid in 2009 and 2010.

Cash Dividends Declared Per Share
	2010	2009	2008

First Quarter	$-	$-	$0.06

Second Quarter	$-	$-	$0.06

Third Quarter	$-	$-	$0.03

Fourth Quarter	$-	$-	$-

Total	$-	$-	$0.15

As of February 23, 2011, 14,245,690 shares of common stock were outstanding and held of record by approximately 550 persons.

The holders of the Company’s common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available.  Funds for the payment of dividends of the Company are primarily obtained from dividends paid by the Bank.

There are no shares of the Company’s common stock that are subject to outstanding options or warrants to purchase, or that are convertible into, common equity of the Company.

EXECUTIVE COMPENSATION

The Summary Compensation Table below identifies the compensation levels of certain executive officers of the Company.

				All other
Name and Principal Position	Year	Salary	Bonus	Compensation		Total

David H. Gill
CEO	2010	$267,947	$-	$4,125	(1)	$272,072
	2009	$282,620	$-	$53,369	(1)	$335,989

William C. Strom, Jr.
Executie Vice President	2010	$118,636	$-	$1,875	(2)	$120,511
	2009	$206,043	$-	$29,465	(2)	$235,508

Charles W. Blair, Jr.
Executive Vice President & CFO	2010	$178,000	$-	$12,000	(3)	$190,000
	2009	$66,750	$-	$3,500		$70,250

M. Debra Walker
Senior Vice President	2010	$106,765	$-	$-	(4)	$106,765
& Chief Operations Officer	2009	$112,444	$-	$1,729	(4)	$114,173

(1)
Includes director’s fees of $4,125 in 2010 and $30,250 in 2009.  Also includes expense incurred by the Company in 2009 for its liability under the Employee’s Salary Continuation Plan in the amount of $18,369 and a 401(k) match of $4,750.  There was no expense incurred by the Company in 2010 for the Salary Continuation Plan and 401(k) match.

(2)
Mr. Strom retired as Executive Vice President and from the Board of Directors effective July 27, 2010 and accordingly, all payments reflected are through that date.  Includes director’s fees of $1,875 in 2010 and $13,750 in 2009.  Also includes expense incurred by the Company in 2009 for its liability under the Employee’s Salary Continuation Plan in the amount of $12,246 and a 401(k) match of $3,469. There was no expense incurred by the Company in 2010 for the Salary Continuation Plan and 401(k) match.

(3)
Other compensation includes an automobile allowance of $12,000 in 2010 and $3,500 for 2009.  Salary and all other compensation in 2009 are from August 17, 2009, when Mr. Blair joined the Company, until the end of the year.

(4)	Includes 401(k) match of $1,729 in 2009. There was no 401(k) match in 2010.

Not included in Other Compensation:
					Life Ins
	Year	Medical		Dental (b)	Premium

David H. Gill	2010	$6,000		n/a	$804
	2009	$5,629		$317	$1,088

William C. Strom, Jr.	2010	$4,395		n/a	$343
	2009	$6,657		$317	$1,052

Charles W. Blair, Jr.	2010	$1,680		n/a	$534
	2009	$560	(a)	n/a	$280

M. Debra Walker	2010	$1,680	(a)	n/a	$321
	2009	$1,680	(a)	n/a	$842

(a)	Annuity payment in lieu of Company provided Medical benefits.
(b)	Effective in 2010, the Company no longer pays for dental insurance.

Under the Bank’s Salary Continuation Plan, the Bank has agreed to provide David H. Gill with a defined monthly supplemental retirement benefit for life beginning at age 65.  The liability recorded on the Company’s financial statements to provide that retirement benefit to Mr. Gill was $250,263 at December 31, 2010.  Prior to March 31, 2011, Mr. Gill will agree to amend his agreement under the Salary Continuation Plan to reduce his monthly retirement benefit to reflect his year-end account balance and provide that his retirement benefits will be paid in the form of common stock of the Company.  The effect of the amendment will be to discharge the liability of the Bank under the Salary Continuation Plan, eliminating the need for future accruals under the agreement.  In addition, the Company will reserve 417,088 shares of its common stock to fund its obligation to Mr. Gill under the Salary Continuation Plan.

Because of this agreement, there were no amounts charged to expense and recorded in the Company’s Statements of Operations in 2010.  The Company expensed $18,369 for the year ended December 31, 2009 under the deferred compensation agreement for Mr. Gill’s benefit.

The Company recognizes that an important reason for its success is its ability to attract and retain executive and senior management that can lead the daily operations of the Company in accordance with the policy guidelines of the Board.  The management team of the Company must effectively carry out those programs that are required for the Company to meet its short-term objectives, as well as reach its long-term strategic goals.  An effective and comprehensive compensation program is an important component of the overall strategy for management recruitment and retention.  The compensation program should be fair, reasonable and competitive in the Company’s market environment.

The Company has established a Senior Management Compensation Committee (the “Committee”) which is charged with developing compensation strategies and making compensation policies for executive officers.  The Committee makes compensation recommendations to the Board of Directors (the “Board”), which has adopted those recommendations without alteration.  The Committee directs the executive compensation policy for the Company and its wholly owned subsidiary, The First State Bank.  The Committee is composed solely of independent directors and has available to it such resources as it feels are necessary to ensure that the compensation levels are competitive in the market.  The Committee may interview senior and executive management to determine those compensation issues that are most effective in meeting the Company’s objectives.  The Committee consults with legal counsel as necessary and other such outside advisors as it deems proper to ensure availability of the appropriate information to assist in its deliberations.  The Committee takes into consideration the experience level of the executives and their overall importance to the strategic initiatives the Company may undertake.  The Committee typically makes two separate recommendations to the Board for executive compensation adjustments.  The first recommendation, in the early part of the year, is to grant any adjustment in the base salary of the senior executives.  The second major recommendation to the Board is a recommendation for annual bonus compensation based on performance for the year.

 The elements of the compensation program are designed to attract and retain management best suited to the Company.  The program is also crafted to provide a mechanism to align the interests of the management with those of the Company.  A third goal of the compensation program is to reward executives for reaching or exceeding stated goals, while monitoring the compensation policies to insure proper risk management.

The Company includes a number of components in its compensation program.  These components include cash, non-cash benefits, retirement programs, insurance protection and perquisites. Cash is used for base salary and for regular annual bonus purposes.  Cash bonuses are typically paid based on the performance of the Company as a whole and the evaluated performance of each individual manager.  Non-cash benefits include vacation, sick and personal day allowances.  Retirement programs include profit sharing contributions, matching contributions to a 401(k) program and deferred compensation arrangements.  Insurance protection includes health insurance for the manager (with the availability of dependent coverage at the executive’s expense), life insurance, both short and long term disability insurance and other health related group insurance coverage available at the executive’s expense.  Perquisites include the use of a company vehicle for business and personal travel, routine expense reimbursements for business related activities, educational opportunities and social memberships.

The Committee meets as needed to review the Company’s objectives for the year and the performance of executive and senior management in meeting those objectives.  The Committee also reviews industry comparisons of compensation, as well as related industry resources, such as information from outside accountants and auditors.  These outside sources provide the Committee with a framework to evaluate the trend in bank executive compensation as well as to provide the Committee with defined local standards to determine competitive compensation components.  The Committee does not use these surveys as a template for compensation decisions for salary ranges or to establish salaries, but rather as a resource to validate or redefine the assumptions of the Committee.  From these resources the Committee determines if the Company’s executive compensation is consistent with comparable financial institutions located in its geographical location.

The Committee has wide discretion in its evaluation of executive management’s performance and the most effective manner in which to reward performance.  There were no specific targets provided to management with defined benefits upon meeting those targets.  However, the Company did adopt overall goals and targets independent from the Committee.  The Committee did establish general criteria upon which to evaluate and reward performance.  The Committee evaluates performance of the Company for the year relative to peer groupings, such as may be available from the FDIC in the form of call reports or Uniform Bank Performance Reports, with special emphasis on core deposit growth, loan growth, expense controls, audit controls, earnings and stock pricing, all of which are metrics which characteristically can enhance shareholder value.  Deposit growth, earnings and stock value in a difficult market for peer group financial stocks were the greatest contributing components in determining year-end bonus awards.  The Committee reviewed the Company performance in each  of the areas as outlined above.  The Committee made the determination that the performance of the Company did not justify any routine salary increases to members of Senior Management during the 2010 year and that the eliminated and reduced management perquisites, as described in the 2010 proxy statement, would remain in place.

2010 DIRECTOR COMPENSATION TABLE

	Fees
	earned or	All other	Total
Name	paid in Cash	Compensation	$

Paul J. Cates (1)(2)(3)	$3,750	$-		$3,750

Phillip H. Cook (3)(4)	$2,625	$-		$2,625

H. K. Elliott, Jr. (1)	$4,125	$-		$4,125

G. R. Foster, III (1)	$4,125	$-		$4,125

Edwin C. Kelley, Jr. (1)(2)	$4,500	$-		$4,500

Mary Lynn Lambert (1)(3)(5)	$2,100	$-		$2,100

Ronald M. Turpin (1)(2)(3)	$4,500	$-		$4,500

James C. Waggoner (3)	$1,875	$-		$1,875

(1) Executive Committee Member
(2) Other Real Estate Committee Member
(3) Audit Committee Member
(4) Chairman of the Audit Committee
(5) Secretary to the Board

Each Board member receives a monthly retainer of $625 per month, if they attend a minimum of 11 meetings.  In addition, members of the Executive Committee are paid $750 per month.  Audit committee members are paid $125 per quarter, except for the Chairman of the Committee who receives $250 per month.  The members of the Other Real Estate Committee receive $125 per month.  The Secretary to the Board receives an additional fee of $75 per month.  None of the independent outside directors participates in any deferred compensation plans.  There are no separate fees paid to Directors of Henry County Bancshares.  Effective April 1, 2010, the Board eliminated the payment of any director fees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

Please See Appendix A.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA, CONSOLIDATED FINANCIAL
STATEMENTS AND SUPPLEMENTAL DATA

Please see Appendix B.

Directors and Executive Officers

The following eleven persons currently compose the Board of Directors and Executive Officers of the Company, each of whom serves for a term of one (1) year.  Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the current directors, nominees and executive officers of the Company:

NAME	AGE	POSITION	YEAR FIRST ELECTED OR APPOINTED1
Paul J. Cates, Jr.	69	Director	2002
Phillip H. Cook	56	Director	2007
H. K. Elliott, Jr.	69	Director	1977
G. R. Foster, III	64	Director, Chairman	1999
David H. Gill	56	President, Director	1993
Edwin C. Kelley, Jr.	60	Director	1994
Mary Lynn E. Lambert	52	Director	2001
Ronald M. Turpin	66	Director	1999
James C. Waggoner	65	Director	1994
Charles W. Blair, Jr.	55	Chief Financial Officer	2009
M. Debra Walker	57	Chief Operations Officer	2001

 1 Refers to the year the individual first became a director or executive officer of the Bank or Company.  All directors of the Bank in June 1982 became directors of the Company when it was incorporated in June 1982.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

General

The following table sets forth, as of March 15, 2011, persons or groups who are known by the Company to own more than five percent (5%) of the Company’s common stock and, as of March 15, 2011, common stock ownership by directors and executive officers of the Company.  Other than as noted below, management knows of no other person or group that owns more than five percent (5%) of the outstanding shares of common stock of the Company.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
Paul J. Cates, Jr. 863 McGarity Road McDonough, GA 30252	74,089 Shares	(2)
Phillip H. Cook 5000 Lakeridge Close McDonough, GA 30253	10,209 Shares	(2)
H. K. Elliott, Jr. 2865 Camp Branch Road Buford, Georgia 30519	207,293 Shares	1.46%
G. R. Foster, III 950 Turner Church Road McDonough, GA 30252	164,816 Shares	(2)
David H. Gill 109 Magnolia Place Stockbridge, GA 30281	135,502 Shares	(2)
Edwin C. Kelley, Jr. 1540 Dogwood Drive Greensboro, GA 30642	78,920 Shares	(2)
Mary Lynn E. Lambert 1409 Highway 42 S McDonough, GA 30252	116,675 Shares	(2)

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
Robert O. Linch 230 Darwish Drive McDonough, GA 30252	900,224 Shares	6.32%
Ronald M. Turpin 812 Elliott Road McDonough, GA 30252	65,864 Shares	(2)
James C. Waggoner 268 Butlers Bridge Road McDonough, GA 30252	57,020 Shares	(2)
M. Debra Walker 110 Anna Lane Fayetteville, GA 30215	1,305 Shares	(2)
All directors, nominees and officers as a group (10 persons)	911,693 Shares	6.40%

(1)
Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Less than 1% of the common stock outstanding.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

During the year ended December 31, 2010, the Board of Directors of the Company held five meetings and the Board of Directors of The First State Bank held twelve meetings.  All of the directors of the Company and The First State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.  All of the Directors, with the exception of David H. Gill are independent pursuant to the NASDAQ Stock Market Rules (“NASDAQ”) regarding independence standards.

Leadership Structure of the Board

In accordance with the Company’s Bylaws, the Board of Directors elects the Chief Executive Officer and Chairman, and each of these positions may be held by the same person or may be held by two persons.  Currently, G. R. Foster, III serves as both Chairman of the Company and the Bank and David H. Gill serves as both Chief Executive Officer of the Company and the Bank and President of the Company and the Bank. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company.  During 2010, the Board engaged an outside firm to study the management and Board of the Company and recommend changes.  The study confirmed that the current structure of the Board of Directors is effective in managing the affairs of the Company and the interests of the Company’s stockholders.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank.  This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below, but the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Audit Committee

Henry County Bancshares, Inc. has an Audit Committee of the Board of Directors (the “Audit Committee”), which is comprised of five independent members, as independence for audit committee members is defined by the rules of NASDAQ.  The Audit Committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of Henry County Bancshares, Inc.’s Audit Committee are: Directors Cates, Cook, Lambert, Turpin and Waggoner.  Mr. Cook serves as Chairman of the Audit Committee.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was provided in the 2008 Proxy Statement.  The charter was not amended in 2010.  The Company does have an Audit Committee financial expert serving on its Audit Committee.  Mr. Phillip H. Cook, a certified public accountant and retired partner with the accounting firm KPMG LLP, has been determined by the Board to meet the criteria for a financial expert as provided in the SEC’s regulations pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.  Mr. Cook is independent as defined by the rules of NASDAQ.

The Audit Committee met four times in 2010.  The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The Audit Committee also has the responsibility of recommending to the Board the Company’s external loan review provider and reviews, along with Senior Management, any report of their findings.  The Audit Committee reports its findings to the Board of Directors.

Audit Committee Report

During the fiscal year 2010, Henry County Bancshares, Inc. retained its principal auditor, Mauldin & Jenkins, LLC, to provide audit and non-audit services.  The Audit Committee has considered whether provisions of non-audit services by its principal auditor are compatible with maintaining auditor independence.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2010 with management.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AUS 380), Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1

(Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountants their independence.  The Audit Committee has concluded that the independent auditors are independent from the Company and its management.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Henry County Bancshares, Inc.’ s Annual Report on Form 10-K for the year 2010 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Phillip H. Cook, Chairperson
Paul J. Cates, Jr.
Mary Lynn E. Lambert
Ronald M. Turpin
James C. Waggoner

Nominating Committee

Each year, the Chairman of the Board of Directors appoints a Nominating Committee to serve a one-year term.  In 2010, the Nominating Committee was composed solely of independent Directors pursuant to NASDAQ rules.  The members of the Nominating Committee are:  Directors Cates, Elliott, Foster, Kelley, and Turpin.  Director candidates are nominated by the Nominating Committee.  The Committee does not currently have a formal written policy or process for identifying and evaluating director nominees, other than as outlined below.  However, all director candidates must satisfy the requirements set forth by the Georgia Department of Banking and Finance and meet the following minimum criteria for a position on the Company’s Board of Directors:  independence; highest personal and professional ethics and integrity; willing to devote sufficient time to fulfilling duties as a director; and impact on the diversity of the Board’s overall composition in terms of age, skills, experience in business, government, education, race, gender and culture.   The Committee’s policy for consideration of a nominee recommended by shareholders is as follows:  Shareholders who would like for an individual to be considered by the Nominating Committee should submit the proposed name to the committee for its consideration no later than October 1 of the calendar year preceding the next shareholder’s meeting.  In order for the committee to consider the prospective nominee, a biographical summary and qualifications and such other information as must be disclosed to meet SEC reporting requirements must be provided.  The Nominating Committee would then evaluate the proposed nominee using the criteria outlined above and would consider such a person in comparison to all other candidates.  The Nominating Committee is not obligated to nominate any such individual for election.  This information may be sent to The First State Bank, P. O. Box 928, 4806 N. Henry Boulevard, Stockbridge, Georgia.  The nomination should be sent to the attention of the Chairman of the Board.  No such shareholder nominations have been received by the Company for this Annual Meeting.

The Nominating Committee has a written charter, a copy of which was provided in the 2008 Proxy Statement.  The charter is not available on the Company’s website.  The charter was not amended in 2010.

Compensation Committee

Executive compensation is recommended to the full board by the Company's Senior Management Compensation Committee (the "Compensation Committee"), which in 2010 consisted of Mary Lynn E. Lambert, Chairperson, Paul J. Cates, Jr., Phillip H. Cook, H. K. Elliott, Jr., G. R. Foster, III, and Edwin C. Kelley, Jr.  The Compensation Committee met one time in 2010.  The Committee is compromised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to NASDAQ rules.  The Compensation Committee does not have a written Charter.

The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value and effectively manage risk.  Components of annual compensation include salary and bonus awards, long-term compensation, and equity based compensation.  To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company's executive officers to the interest of its shareholders, to encourage support of the Company's long-term goals, to align the executive compensation to the Company's performance, to attract and retain talented leadership and to encourage significant ownership of the Company's common stock by executive officers.

No executive officers or consultants played any role in determining or recommending the amount or form of executive or director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors and to entities with which they are affiliated.  The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.  As of December 31, 2010 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $469,248.  Also during 2010 and 2009, Buddy Kelley Properties acted as the Real Estate Broker on behalf of the Bank on the sales of certain parcels of foreclosed properties.  In conjunction with these services, Buddy Kelley Properties received compensation from the proceeds of the sales in the amount of $47,668 in 2010 and $72,592 in 2009.

In 2010 and 2009, the Company paid $113,451 and $97,866, respectively, to Elliott Construction Company for grading and site work on foreclosed properties and properties that are not bank owned but have been essentially abandoned by the owners and are anticipated to be in foreclosure.  The primary scope of the work was to remediate potential environmental issues that could have led to fines or excess charges by environmental regulatory authorities.  Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest.

Legal Proceedings

During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer.  A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto or written representations of certain reporting persons furnished to the Company under Rule 16a-3(d) during 2010, no person who, at any time during 2010, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2010 fiscal year or previously.

Independent Public Accountant

The Company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2010.  The Company does not expect a representative from this firm to attend the annual meeting.

During fiscal years 2010 and 2009, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

	2010	2009

Audit Fees (1)	$121,150	$142,150

Audit Related Fees (2)	15,966	14,920

Tax Fees (3)	11,850	12,000

(1)	Fees for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports.
(2)	Fees for the audit of the Company’s employee benefit plan
(3)	Fees for the preparation of federal and state income tax returns.

All non-audit services are pre-approved by the Audit Committee.  None of the fees or expenses paid in connection with the principal accountant’s engagement for audited financial statements were attributable to work performed by persons other than the principal accountant’s employees.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period.  There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

Shareholder Communications to the Board of Directors

Our Board of Directors has a long-standing policy of providing a process for shareholders to send communications directly to the Board of Directors.  Shareholders are informed if they want to send a communication to the Board or a particular director, they may either send it to David Gill’s attention or to the attention of the Chairman of the Board, and a mailbox is provided for the Chairman to receive sealed communications.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend and the full board was in attendance at last year’s annual meeting.

Shareholder Proposals for the 2012 Annual Meeting of Shareholders

In order for shareholder proposals to be eligible for consideration by the Company for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting for the fiscal year 2011 (the 2012 Annual Meeting), they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 16, 2011.  To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials.  Any shareholder who intends to propose any other matter to be acted upon at the 2012 Annual Meeting of Shareholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than March 5, 2012.  If notice is not provided by that date, the persons named in the Company’s proxy for the 2012 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2012 Annual Meeting.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE.  PLEASE DIRECT YOUR WRITTEN REQUEST TO: DAVID H. GILL, HENRY COUNTY BANCSHARES, INC., P. O. BOX 928, STOCKBRIDGE, GEORGIA 30281.

April _____, 2011

TABLE OF APPENDICES

Appendix A Management’s Discussion and Analysis of Financial Condition and Results of Operations
Appendix B Selected Financial Data, Consolidated Financial Statements and Supplemental Data

Appendix A

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion is intended to provide insight into the financial condition and results of operations of the Company and its subsidiaries and should be read in conjunction with the consolidated financial statements and accompanying notes.

Since mid-2007, and continuing through 2010, the financial markets and economic conditions generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity.  Although the economic crisis was initially triggered by declines in home prices and the values of subprime mortgages, it soon spread to all residential construction and residential mortgages as property prices declined rapidly.  The effect of the market and economic downturn also spread to other areas of the credit markets and in the availability of liquidity.  The magnitude of these declines led to a crisis of confidence in the financial sector because of concerns about the capital base and viability of certain financial institutions.  During this period, interbank lending and commercial paper borrowing fell sharply, precipitating a credit freeze for both institutional and individual borrowers.  Unemployment has also increased significantly.

These events created serious concerns about the safety and soundness of the entire financial services industry.  The recently enacted Emergency Economic Stabilization Act (“EESA”) of 2008 was signed into law in response to the financial crisis affecting the banking system, financial markets and economic conditions generally.  Pursuant to EESA, The United States Department of the Treasury (“Treasury”) has the authority under the Troubled Asset Relief Program (“TARP) to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  Treasury announced the Capital Purchase Program under TARP pursuant to which it has purchased and will continue to purchase senior preferred stock in participating financial institutions.  These actions have been followed by numerous other actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, the SEC and others to address the current crisis, including the implementation of the American Recovery and Reinvestment Act of 2009.

The South Metropolitan Atlanta area and especially the Henry County economy has deteriorated along with the national economy due to depressed housing sales and real estate values as well as significant local job losses due to reductions in construction and land development activity.  The downturn experienced in our market area has been greater than that nationally because of the area’s significant dependence on the housing industry to drive the local economy.  Although housing permits in 2010 showed a slight increase (11 permits or 1.4%) over 2009 levels, the 805 permits for 2010 represent only 6.4% of the total housing permits in 2006.  The chart below shows the significant decline in housing permits for Henry and surrounding counties for the years 2006 through 2010.

Total Number of Housing Permits
By County
	2010	2009	2008	2007	2006
Henry	270	257	895	1,960	3,076
Clayton	109	94	395	1,144	2,075
Dekalb	336	321	3,370	4,445	4,791
Newton	54	55	183	901	1,654
Rockdale	36	67	154	569	1,009
Total	805	794	4,997	9,019	12,605

The economic challenges resulted in the Company reporting a net loss of $6.7 million or $.47 per share compared to a net loss of $36.7 million or $2.57 per share in 2009 and a net loss of $14.3 million or $1.01 per share in 2008.  The decrease in the 2010 net loss reflects an improved net interest margin primarily resulting from lower funding costs, lower provision for loan losses (reflecting reduced net charge-offs), improvement in service charge income and a decline in controllable operating expenses (salaries and employee benefits, occupancy and equipment expenses and other operating expenses).  The decline in controllable operating expenses however, was more than offset by increases in net foreclosed properties expenses and FDIC and regulatory expenses.

With lethargic economic activity, interest rates at historically low levels for the third consecutive year, and the number of failed banks increasing, the need and competition for funding has declined significantly resulting in a rationalization between local and national pricing for deposits.  For all these reasons, we have been reducing rates we pay on deposit products resulting in a reduction of the cost of interest bearing liabilities to 2.03% for 2010 compared to 2.71% and 3.60% for 2009 and 2008, respectively.  Yields on earning assets increased for 2010 to 3.98% compared to 3.47% in 2009 and 5.48% in 2008.  Net charge-offs declined to $3.7 million in 2010 compared to $43.6 million and $14.2 million in 2009 and 2008, respectively.  The reduction in net charge-offs translated to a lower provision charged to operating expenses in 2010 of $1.2 million compared to provisions of $39.2 million and $24.3 million for 2009 and 2008, respectively.  Even though the provision for loan losses declined in 2010, we experienced a significant increase in costs relating to foreclosed properties.  Operating expenses on foreclosed properties, net of rental income totaled $3.3 million in 2010 compared to $1.4 million and $324,000 in 2009 and 2008, respectively.  The primary reason for the increase in operating expenses on foreclosed properties was the payment of property taxes on foreclosed properties and non-performing loans.  In addition to foreclosed properties operating expenses, during 2010 we recognized $4.3 million in impairment charges related to recording foreclosed properties at fair value compared to $2.6 million and $2.9 million for 2009 and 2008 respectively.  In addition to impairment losses, we recognized losses on the sale of foreclosed properties of $222,000 in 2010 compared to $1.2 million in 2009 and $324,000 in 2008.

Loans declined by $54.6 million or 12.6% during 2010 and totaled $380.2 million at December 31, 2010.  Loans moved to foreclosed properties and other assets of $42.9 million offset by internally financed sales of foreclosed properties totaling $4.1 million were the major contributors to the decline.  The allowance for loan losses amounted to $10.8 million at December 31, 2010 or 2.85% of loans compared to $13.3 million or 3.06% at December 31, 2009.  The reduction in the allowance for loan losses as a percentage of loans is reflective of the reduction in nonperforming loans during 2010.  Nonperforming loans totaled $88.5 million or 23.27% of total loans compared to $102.0 million or 23.46% of total loans at December 31, 2010 and 2009, respectively.  The movement from loans to foreclosed properties caused foreclosed properties to increase from $49.7 million at December 31, 2009 to $79.5 million at December 31, 2010.  Total nonperforming assets were $167.9 million or 29.78% of total assets compared to $151.8 million or 24.69% of total assets at December 31, 2010 and 2009, respectively.  Even though non-performing assets increased, we continue with aggressive efforts to collect nonperforming loans while making every attempt to sell foreclosed properties.  Due to the depressed real estate markets in which we operate, certain types of properties, especially unimproved real estate, are very difficult to sell at any price.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry.  Our significant accounting policies are described in the notes to the consolidated financial statements.  Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these critical accounting policies.  The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances.  Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.

The following is a summary of our more critical significant accounting policies that are highly dependent on estimates, assumptions and judgments.

Allowance for loan losses.  The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio.  Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on non-impaired loans based on historical loss experience, management’s evaluation of the current loan portfolio, and consideration of current economic trends and conditions.  The loan portfolio also represents the largest asset type on the consolidated balance sheet.  Loan losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance.  A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The allowance for loan losses consists of specific and general components.  The specific component of the allowance for loan losses reflects expected losses resulting from analyses developed through evaluations of individual impaired or potential impaired loans.  The specific credit allocations are based on regular analyses of loan relationships typically in excess of $500,000 but may include a review of other loan relationships on which full collection may not be reasonably assumed.  These analyses involve judgment in estimating the amount of loss associated with the specific loans, including estimating the underlying collateral values.  The general component of the allowance for loan losses is based on historical loss experience for each loan category.  The historical loss experience used in determining general allocations is determined using the average of actual losses incurred over the most recent eighteen months for each type of loan.  The historical loss experience is adjusted for the loan grade and known changes in economic conditions as well as other qualitative factors. The resulting loss allocation factors are applied to the balance of each type of loan after removing the balance of impaired loans that have been specifically reviewed from each category.

Although management believes its processes for determining the allowance adequately consider all the factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change.  In addition, there could be potential problem loans in the portfolio that have not been identified as problems because they continue to perform as set forth in the loan agreements.  Continued weaknesses in our market area could cause currently performing credits to deteriorate.  To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

Additional information on the Company’s loan portfolio and allowance for loan losses can be found in the sections of Management’s Discussion and Analysis titled “Risk Elements” and “Allowance for Loan Losses” and in the Consolidated Financial Statements and accompanying notes.

Fair Value Measurements.  The Company’s impaired loans and foreclosed assets may be measured and carried at “fair value”, the determination of which requires management to make assumptions, estimates and judgments.  See Note 15 “Fair Value of Assets and Liabilities” to the consolidated financial statements included elsewhere herein for additional disclosures regarding the fair value of our assets and liabilities.

When a loan is considered impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  In addition, foreclosed assets are carried at the lower of cost or “fair value”, less cost to sell, following foreclosure.  “Fair value” is defined by GAAP “as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.”  GAAP further defines an “orderly transaction” as “a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets that are not a forced transaction (for example, a forced liquidation or distress sale).”  Recently in the Bank’s markets there have been very few transactions in the type of assets which represent the vast majority of the Bank’s impaired loans and foreclosed properties which reflect “orderly transactions” as so defined. Instead, most transactions in comparable assets have been distressed sales not indicative of “fair value.”  Accordingly, the determination of fair value in the current environment is difficult and more subjective than it would be in a stable real estate environment. Management uses independent appraisals and internal evaluations, adjusted accordingly to take into consideration various economic factors, in determining fair value.   Although management believes its processes for determining the value of these assets are appropriate and allow the Company to arrive at an appropriate fair value, the processes require management judgment and assumptions and the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.

Results of Operations

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses.  Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net interest margin increased from 1.07% in 2009 to 2.00% in 2010.  The primary reason for the increase was a decline in the cost of interest-bearing liabilities.  For 2010, the cost of interest-bearing liabilities was 2.03%, compared to a cost of 2.71% for the same period in 2009, a decrease of 68 basis points.  The decline in the cost of interest bearing liabilities is reflective of the overall decline in interest rates and the decline in funding needs of the Bank due to a weak economy and decreased loan demand.  The decline in funding needs has allowed the Bank to not renew higher cost, non customer related deposits, which has helped reduce the overall cost of interest bearing liabilities and reduce the overall balance sheet.

The average yield on interest earning assets was 3.98% for 2010 and 3.47% for 2009.  Average yields on loans were 4.34 % and 3.67% for 2010 and 2009, respectively.  The impact of non recurring interest adjustments from loans placed on nonaccrual status and the collection of interest on nonaccrual loans impacted the yields in both periods.  During 2010 some customers cured defaults that brought their loans current.  These amounts were partially offset by interest reversed on loans placed on nonaccrual.  In addition, an unrecorded 2009 advance on a line of credit for payment of interest was collected through foreclosure in 2010.  The following chart shows the impact of these non recurring interest adjustments on the yield on earning assets and the net interest margin for 2010 and 2009.

	For the years ended December 31,
	2010			2009
	Average		Average	Average		Average
(in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Amounts reflected in financial statements	$501,895	$19,994	3.98%	$615,145	$21,349	3.47%

Effect of non accrual interest (collected) reversed		(169)			1,856
Effect of interest advance (collected) reversed		(691)			1,472
Total adjustments		(860)			3,328

Amounts excluding the effect of nonaccrual
interest income/reversals	$501,895	$19,134	3.81%	$615,145	$24,677	4.01%

Adjusted net interest revenue		$9,174			$9,925
Adjusted net interest margin			1.83%			1.61%

Net interest income totaled $6.6 million in 2009, a decrease of $9.6 million, or 59% from the level recorded in 2008.  The net interest margin on average interest-earning assets decreased to 1.07% in 2009 from 2.47% in 2008.

Table 1-Average Consolidated Balance Sheet and Net Interest Margin Analysis
For the Years Ended December 31,
(amounts in thousands)

	2010			2009			2008
	Average		Average	Average		Average	Average		Average
(in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest-earning assets:
Loans (1)	$411,824	$17,892	4.34%	$505,927	$18,587	3.67%	$557,646	$31,538	5.66%
Taxable securities (2)	54,777	1,832	3.34%	64,522	2,370	3.67%	72,698	3,641	5.01%
Tax-exempt securities (2)(4)	4,391	156	3.55%	5,942	300	5.05%	10,238	355	3.47%
Overnight investments and other interest-earning assets	30,903	114	0.37%	38,754	92	0.24%	12,981	250	1.93%
Total interest-earning assets	501,895	19,994	3.98%	615,145	21,349	3.47%	653,563	35,784	5.48%
Non-interest-earning assets:
Allowance for loan losses	(13,891)			(13,980)			(10,181)
Cash and due from banks	10,751			13,582			14,633
Other assets (3)	85,346			50,099			37,689
Total assets	$584,101			$664,846			$695,704

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW	$57,490	$211	0.37%	$57,918	$285	0.49%	$61,628	$548	0.89%
Money market	36,773	220	0.60%	41,288	259	0.63%	57,834	786	1.36%
Savings	31,914	157	0.49%	31,290	184	0.59%	29,986	381	1.27%
Time deposits less than $100,000	198,041	4,776	2.41%	216,486	7,150	3.30%	232,408	9,598	4.13%
Time deposits greater than $100,000	122,092	3,279	2.69%	132,659	5,019	3.78%	135,377	7,302	5.39%
Brokered deposits	43,676	1,304	2.98%	62,112	1,803	2.90%	21,264	756	3.56%
Total interest-bearing deposits	489,986	9,947	2.03%	541,753	14,700	2.71%	538,497	19,371	3.60%
Other borrowings	710	13	1.83%	1,870	52	2.78%	7,252	257	3.54%
Total interest-bearing liabilities	490,696	9,960	2.03%	543,623	14,752	2.71%	545,749	19,628	3.60%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	66,788			67,037			70,407
Other liabilities	3,284			1,427			5,328
Total liabilities	560,768			612,087			621,484
Stockholders' equity	23,333			52,759			74,220

Total liabilities and stockholders' equity	$584,101			$664,846			$695,704
Net interest revenue		$10,034			$6,597			$16,156
Net interest-rate spread			1.95%			0.76%			1.88%
Net interest margin (5)			2.00%			1.07%			2.47%

(1)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.
(2)	Securities available for sale are shown at amortized cost. Average pretax unrealized gains of $88,000 as of December 31, 2010 and $1,425,000 as of December 31, 2009 are included in other assets.
(3)	Restricted equity securities are shown in other assets
(4)	Interest income on tax-exempt securities is not stated on a tax equivalent basis.
(5)	Net interest margin is not stated on a tax-equivalent basis.

Table 2- Changes in Interest Income and Interest Expense
(in thousands)

	2010 Compared to 2009			2009 Compared to 2008
	Increase (decrease)			Increase (decrease)
	Due to Changes in			Due to Changes in
(in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$(3,776)	$3,081	$(695)	$(2,710)	$(10,240)	$(12,951)
Taxable securities	(338)	(200)	(538)	(377)	(894)	(1,271)
Tax-exempt securities	(67)	(76)	(143)	(182)	126	(55)
Overnight investments and other						-
interest-earning assets	(21)	44	22	195	(352)	(158)
Total interest-earning assets	(4,202)	2,848	(1,355)	(3,074)	(11,361)	(14,435)

Interest-bearing liabilities:
Interest-bearing deposits:
NOW	(2)	(71)	(73)	(31)	(232)	(263)
Money market	(28)	(12)	(39)	(183)	(344)	(527)
Savings	4	(31)	(27)	16	(213)	(197)
Time deposits less than $100,000	(570)	(1,804)	(2,374)	(624)	(1,824)	(2,448)
Time deposits greater than $100,000	(375)	(1,365)	(1,740)	(144)	(2,139)	(2,283)
Brokered deposits	(549)	50	(499)	1,209	(162)	1,047
Total interest-bearing deposits	(1,519)	(3,234)	(4,753)	243	(4,913)	(4,671)
Other borrowings	(25)	(14)	(39)	(159)	(46)	(205)
Total interest-bearing liabilities	(1,544)	(3,248)	(4,792)	84	(4,959)	(4,876)

Increase (decrease)
in net interest revenue	$(2,658)	$6,096	$3,437	$(3,158)	$(6,402)	$(9,559)

Provision for Loan Losses

The provision for loan losses amounted to $1.2 million in 2010 compared to $39.2 million and $24.3 million in 2009 and 2008, respectively.  The amounts provided in each year is indicative of our assessment of the inherent risk in the loan portfolio at December 31,  2010, 2009 and 2008 and reflects the impact of the economic slowdown on our loan portfolio.  The allowance for loan losses as a percentage of total loans was 2.85% at December 31, 2010 as compared to 3.06% at December 31, 2009.  The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a continuing review of loan loss experience, current economic conditions which may affect the borrower’s ability to repay and the underlying collateral value.  Please see the section titled “Allowance for Loan Losses” for a more detailed explanation of our assessment criteria as it relates to providing for loan losses.

Other Operating Income

Other income, exclusive of  net securities gains of $987,000 was $2.9 million for 2010, compared to $2.9 million, exclusive of securities losses of $275,000, for 2009.   We closed our mortgage banking operation in December, 2009, resulting in a decrease in mortgage banking income of $442,000 for 2010 compared to 2009.  The decline in mortgage banking income was offset by increases in services charges and fees.  Service charges on deposit accounts increased from $1.6 million in 2009 to $1.8 million in 2010,   an increase of  13.42%.    The increase was primarily attributable to having a full year of revenue from the courtesy overdraft protection program in 2010 compared to a partial year in 2009.  Other service charges and fees increased by $258,000, or 31.73% in 2010 compared to 2009.  The increase was centered in one time income of $125,000 relating to the sale of property rights and easements and a $118,000 fair value adjustment on collateral securing a loan when it was transferred to foreclosed properties

Other income, exclusive of securities losses,  was $2.9 million for 2009, an increase of 7.05% compared to 2008.    For the year, service charges on deposit accounts increased by $240,000 or 17.6% over 2008,  primarily attributable to an increase in insufficient funds charges resulting from the introduction of a courtesy overdraft privilege program during the second quarter of 2009.  Mortgage banking income increased by 20.7% to $455,000 as a result of increased origination volume and better margins on mortgages sold.  Mortgage originations increased from $13.9 million in 2008 to $14.3 million for 2009 while income, as a percentage of origination volume, increased by 46 basis points for the same period.

Other Expenses

Other expenses totaled $19.2 million in 2010, an increase of $1.4 million or 8.1% over 2009.  A reduction in workforce, salary freezes,  and the elimination of discretionary employee benefits during the fourth quarter of 2009  resulted in salaries and employee benefits declining $1.4 million or 21.2% in 2010 compared to 2009.  Expense control initiatives, implemented in 2009 were also responsible for the declines in occupancy and equipment expenses and other operating expenses during 2010.  Occupancy and equipment expenses decreased $91,000 or 5.8% during 2010.  Other operating expenses totaled $1.9 million in 2010 compared to $2.5 million in 2009, a decrease of 25.4%.    These savings in controllable operational expenses for 2010 compared to the same period in 2009 were more than offset by the increase in net foreclosed properties expense, which increased by $2.8 million or 25.3%  and FDIC Insurance premiums and other regulatory assessments which increased by $821,000 or 43.5% during 2010 compared to 2009.

Other expenses increased by $2.3 million or 15.0% in 2009 compared to 2008.  Expense control initiatives were responsible for declines in salaries and employee benefits of $686,000 and in occupancy and equipment expenses of $128,000 for 2009 compared to the same period in 2008.  Approximately $325,000 of the decrease in salaries and benefits resulted from the elimination of incentive and profit sharing expense in 2009.  The remainder of the reduction is attributable to reduction in staffing levels through attrition and maintaining salaries and benefits at 2008 levels.  The Bank reduced its workforce by 20 employees in November 2009, resulting in estimated annualized savings of $483,000.  These savings in controllable operational expenses for 2009 compared to the same period in 2008 were more than offset by the increase in net foreclosed properties expense, which increased by $1.6 million, and FDIC Insurance premiums and other regulatory assessments which increased by $1.4 million during 2009 compared to 2008.   Other operating expenses increased by $182,000 in 2009 compared to 2008 as the result of increased legal and appraisal fees of approximately $200,000,  and debit card fraud losses of approximately $100,000.  These increases in other operating expenses were partially offset by operational efficiencies and other cost cutting measures put in place during 2009.

Income Taxes

Income tax expense (benefit) was $229,000 in 2010 compared to ($11.1) million in 2009.  The effective tax rates (as a percentage of earnings (loss) before income taxes) for 2010 and 2009 were approximately 4% and (23%), respectively.  The effective tax rates were different from the statutory tax rates primarily due to valuation allowances recorded against deferred tax assets in the amount of $2.6 million for 2010 and $7.6 million for 2009.  The income tax expense of $229,000 represents a revision of the amount of refund recorded in 2009.

Income tax benefits totaled $11.1 million in 2009 as compared to $6.6 million in 2008.  The effective tax rates (as a percentage of earnings (loss) before income taxes) for 2009 and 2008 were approximately (23%) and (31%), respectively.  The effective tax rates were different from the statutory tax rates primarily due to valuation allowances recorded against deferred tax assets in the amount of $7.6 million for 2009 and $2.0 million for 2008.

Balance Sheet Review

Total assets at December 31, 2010 were $563.9 million, a decrease of $50.7 million, or 8.3% from December 31, 2009.

Loans

At December 31, 2010, gross loans totaled $380.2 million, a decrease of $54.7 million, or 12.6% from 2009.  The decrease is primarily due to transfer of approximately $41.1 million in loans to foreclosed properties and receivables, less foreclosed properties  financed in the amount of $4.1 million, plus loans charged off, which totaled $8.0  million.   The remaining decrease in outstanding loans is a result of normal pay down activity as we have experienced a continued slowing of new loan production during 2010.

The following table presents a composition of the Company’s loan portfolio for the past five years, based on the collateral classification of each loan.  The residential real estate  classification has been used to further identify the loans secured by one to four family residential properties.  The residential real estate category also includes speculative construction loans on residential properties that are completed but not sold.

Table 3 - Loans
As of December 31,
(in thousands)

	2010	2009	2008	2007	2006

Commercial	$4,162	6,430	9,038	8,649	11,938
Commercial real estate
Land, development and construction	130,539	179,547	264,236	320,485	309,998
Other	106,152	111,939	106,064	114,774	113,466
Churches	79,706	80,964	79,302	67,925	68,449
Residential real estate	48,741	43,654	60,304	40,044	36,113
Consumer	10,955	12,392	14,733	17,553	21,812
Total	380,255	434,926	533,677	569,430	561,776

Deferred loan fees	(13)	(35)	(69)	(43)	(130)
Allowance for loan losses	(10,824)	(13,324)	(17,730)	(7,657)	(5,230)
Loans, net	$369,418	$421,567	$515,878	$561,730	$556,416

The following shows loan portfolio maturities as of December 31, 2010.

Table 4 - Loan Maturities
As of December 31, 2010
(in thousands)

					Rate Structure for Loans
	Maturity				Maturing over One Year
	One Year	One through	Over Five		Fixed	Floating
	or Less	Five Years	Years	Total	Rate	Rate

Commercial	$3,466	$696	$-	$4,162	$696	$-
Commercial real estate:
Land, development and construction	92,251	35,544	2,744	130,539	17,736	20,553
Other	63,774	39,929	2,436	106,139	34,646	7,719
Churches	30,745	41,411	7,550	79,706	44,167	4,794
Residential real estate	27,141	13,329	8,271	48,741	14,610	6,991
Consumer	4,906	5,993	56	10,955	6,037	12
Total	$222,283	$136,902	$21,057	$380,242	$117,892	$40,069

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses.  The provision for loan losses is based on management’s evaluation and assessment of the allowance for loan losses.  This assessment includes procedures to estimate probable losses and determine the adequacy and appropriateness of the resulting allowance balance.  The allowance for loan losses consists of two components: (1) a specific amount representative of identified credit exposures for each impaired loan based on an evaluation of the borrower and underlying collateral; and (2) a general amount based upon historical losses that have been adjusted to estimate current probable losses given various economic conditions and characteristics of the loan portfolio, as well as additional general qualitative factors.

We establish the specific amount by examining significant impaired loans.  Under generally accepted accounting principles, we may measure the loss either by (1) the observable market price of the loan; or (2) the present value of expected future cash flows discounted at the loan’s effective interest rate; or (3) the fair value of the collateral if the loan is collateral dependent.  Because the significant majority of our impaired loans are collateral dependent, nearly all of our specific allowances are determined based on the fair value of the collateral.  As of December 31, 2010, impaired loans with unpaid principal balances of $148.6 million were written down by $24.3 million to a net realizable value of $124.3 million, of which $33.7 million have additional specific loss allocations of $5.8 million recorded.  In addition,   as of December 31, 2009, our impaired loans totaled $114.7 million of which $20.3 million had specific loss allocations of $5.3 million recorded.

The general portion of the allowance for loan losses is based on historical data, subjective judgment and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur.  Due to the imprecise nature of the allowance estimation process and the effects of changing conditions, all risk attributes may not be adequately captured in the data related to the formula-based loan loss components used to determine the general allowance in the Company’s analysis of the adequacy of the allowance for loan losses.

Table 5 - Allocation of Allowance for Loan Losses
As of December 31,
(amounts in thousands)

	2010		2009		2008		2007		2006
	Amount	Percent*	Amount	Percent*	Amount	Percent*	Amount	Percent*	Amount	Percent*

Commercial	15	1.09	$53	1.48	$62	1.69	$637	1.52	$499	2.13
Commercial real estate:
Land, development and construction	8,183	34.33	10,748	41.28	15,051	49.52	5,625	56.28	2,911	55.18
Other	793	27.92	980	25.74	2,549	19.87	1,310	20.16	1,570	20.20
Churches	492	20.96	600	18.62	-	14.86	-	11.93	-	12.18
Residential real estate	462	12.82	850	10.04	-	11.30	-	7.03	-	6.43
Consumer	107	2.88	80	2.84	68	2.76	85	3.08	250	3.88
Unallocated	772	-	13	-	-	-	-	-	-	-
	$10,824	100.00	$13,324	100.00	$17,730	100.00	$7,657	100.00	$5,230	100.00

For years prior to 2009, the Company did not allocate general allowances specific to residential real estate and church loans.  For the years 2006 through 2008, the allowance for loan loss allocation for residential real estate was included in the land, development, and construction allocation and the allowance allocation for churches was included in the other allocation.

The following table presents a summary of changes in the allowance for loan losses for each of the past five years.

Table 6-Allowance for Loan Losses
Years ended December 31,
(in thousands)

	2010	2009	2008	2007	2006

Allowance at beginning of the year	$13,324	$17,730	$7,657	$5,230	$4,972

Loans charged off:
Real estate	(7,954)	(43,519)	(14,039)	(466)	(5)
Commercial	(35)	(23)	(128)	(33)	(148)
Consumer	(55)	(155)	(53)	(51)	(88)
	(8,044)	(43,697)	(14,220)	(550)	(241)
Recoveries:
Real estate	4,356	85	4	1	-
Commercial	-	22	1	1	-
Consumer	19	16	2	16	22
	4,375	123	7	18	22

Net (charge-offs)	(3,669)	(43,574)	(14,213)	(532)	(219)

Provision for loan losses	1,169	39,168	24,286	2,959	477

Balance at end of the year	$10,824	$13,324	$17,730	$7,657	$5,230

Total loans:
At year end	$380,242	$434,891	$533,608	$569,388	$561,646
Average	411,824	505,927	557,646	562,478	548,046

Allowance as percentage of year end loans	2.85%	3.06%	3.32%	1.34%	0.93%

As a percentage of average loans:
Net charge-offs	0.89%	8.61%	2.55%	0.09%	0.04%
Provision for loan losses	0.28%	7.74%	4.36%	0.53%	0.09%

Management sets the provision for loan losses based upon their judgment of the amount necessary to maintain the allowance for loan losses at a level appropriate to absorb losses inherent in the loan portfolio at the balance sheet date.  The amount each year is dependent upon many factors including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  Management performs an evaluation of these factors quarterly through an analysis of the appropriateness of the allowance for loan losses.  We have lowered our expectation of future charge-offs compared to recent experience leading to decreases in the provision and the allowance for loan losses compared to a year ago.  We reached this conclusion because of  continued reduction in loans outstanding, stabilization of real estate values securing loans, a slowing in the number of new problem credits, lower net charge-offs, and a decrease in nonperforming loans.

Management believes that the allowance for loan losses at December 31, 2010 reflects the losses inherent in the loan portfolio.  Our assessment involves uncertainty and judgment; therefore, the adequacy of the allowance for loan losses cannot be determined with precision and may be subject to change in future periods.  In addition, bank regulatory authorities, as part of their periodic examination of the Bank, may require adjustments to the provision for loan losses in future periods if, in their opinion, the results of their review warrant such additions.  See the “Critical Accounting Policies” section for additional information on the allowance for loan losses.

Nonperforming Assets

Our bank is located in what has historically been one of the fastest growing areas of the United States, south Metro Atlanta.  A large number of loans were to developers and contractors to purchase land, develop subdivisions and build houses to meet the growing population.  The continued lethargic economy continues to impact many of our borrowing customers causing stress in our portfolio and increasing our nonperforming loans.  The economic challenges we face also impacts our ability to sell foreclosed properties at an acceptable price. Our nonperforming assets, which include nonperforming loans and foreclosed properties,  increased by 10.7% at December 31, 2010 compared to the same date in 2009.  Total nonperforming assets amounted to $167.9 and $151.8 million at December 31, 2010 and 2009, respectively.

The majority of our nonperforming assets continue to be centered in commercial real estate, which is composed of land, development and construction loans, owner and nonowner occupied income producing loans and loans to churches.  Total nonperforming commercial real estate assets totaled $150 million at December 31, 2010 compared to $132 million at December 31, 2009, an increase of 13.3%.  The largest nonperforming commercial real estate category was land, development and construction, which represented $120 million and $110 million of the total commercial real estate nonperforming assets at December 31, 2010 and 2009, respectively.  The increases in this category of nonperforming assets are indicative of the continued economic stresses in our market area.  The following table summarizes our nonperforming assets by category.

Table 7-Nonperforming Assets by Type
As of December 31,
(in thousands)

	2010			2009
	Non- Performing Loans	Foreclosed Properties	Total	Non- Performing Loans	Foreclosed Properties	Total

Commercial	2,311	-	2,311	1,001	-	1,001
Commercial real estate						-
Land, development and construction	60,491	59,512	120,003	77,388	32,931	110,319
Other	20,646	8,640	29,286	16,419	4,612	21,031
Churches	754	-	754	1,030	-	1,030
Residential real estate	4,162	11,299	15,461	6,133	12,189	18,322
Consumer	118	-	118	58	-	58
Total	$88,482	$79,451	$167,933	$102,029	$49,732	$151,761

Nonperforming loans, which include non-accrual loans and accruing loans past due over 90 days, totaled $88.5 million at December 31, 2010 compared to $102.0 million at December 31 2009.  At December 31, 2010 and 2009, the ratio of non-performing loans to total loans was 23.27% compared to 23.46%, respectively.  The following table shows the trend of nonperforming assets for the past five years.

Table 8- Nonperforming Asset Trends
As of December 31,
(in thousands)

	2010	2009	2008	2007	2006	2005

Nonperforming loans (NPLs)	$87,437	$101,558	$77,804	$32,744	$416	$782

Loans past due 90 days or more and still accruing	1,045	471	20,066	4,714	1,001	4,173

Total nonperforming loans	$88,482	$102,029	$97,870	$37,458	$1,417	$4,955

Foreclosed properties	79,451	49,732	18,398	10,374	1,411	194

Total nonperforming assets (NPAs)	$167,933	$151,761	$116,268	$47,832	$2,828	$5,149

NPLs as a percentage of total loans	23.27%	23.46%	18.34%	6.58%	0.25%	0.15%
NPAs as a percentage of loans and foreclosed properties	36.53%	31.32%	21.06%	8.25%	0.50%	0.99%
NPAs as a percentage of total assets	29.78%	24.69%	17.73%	6.65%	0.41%	0.82%

In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $1,825,000 in land, development and construction loans, and $1,279,000 in other commercial real estate loans at December 31, 2010.

The Company’s policy is to place loans on non-accrual status when, in the opinion of management, the principal and interest on a loan is not likely to be repaid in accordance with the loan terms or when the loan becomes 90 days past due and is not both well secured and in the process of collection.   When a loan is placed on non-accrual status, interest previously accrued but not collected is reversed against current interest revenue.  Foreclosed property is initially recorded at fair value, less estimated costs to sell.  If the fair value, less estimated costs to sell at the time of foreclosure, is less than the loan balance, the deficiency is charged against the allowance for loan losses.  If the fair value, less estimated costs to sell, of the foreclosed property decreases during the holding period, a valuation allowance is established through an impairment charge to foreclosed property.

The following tables summarize the activity with our foreclosed properties at December 31, 2010 and 2009.

Table 9- Foreclosed Properties Activity
Years ended December 31,
(amounts in thousands)

	2010	2009

Balance, beginning of year	$49,732	$18,398
Loans transferred to foreclosed properties	41,149	43,466
Capitalized costs to properties	474	249
Cash sales proceeds	(3,277)	(8,360)
Financed sales	(4,056)	(248)
Loss on sale of properties	(222)	(1,219)
Impairment losses	(4,349)	(2,554)
Balance, end of year	$79,451	$49,732

For the year ended December 31, 2010, and 2009, the Company transferred $41.1 million and $43.5 million respectively, of loans into foreclosed property.  In addition, we paid additional costs to improve foreclosed properties we owned in the amounts of $474,000 for 2010 and $249,000 for 2009.

When we sell foreclosed property, we recognize a gain or loss on the sale for the difference between the sales proceeds and the carrying amount of the property.  Sales of foreclosed properties totaled $7.3 million and $8.6 million for 2010 and 2009, respectively.  Included in 2010 and 2009 sales were $4.1 million and $248,000 respectively, in sales financed by the Company.

Investment Securities

The investment portfolio provides the Company with a source of liquidity and a relatively stable source of income.  The Company’s investment policy focuses on the use of the securities portfolio to manage the interest rate risk created by the inherent mismatch of the loan and deposit portfolios.  The Company’s asset/liability management committee meets quarterly to review economic trends and makes recommendations as to the structure of the securities portfolio based upon this review and the Company’s projected funding needs.

The investment securities portfolio primarily consists of U.S. Government sponsored agency mortgage-backed securities, U.S. Government agency securities and municipal securities.  Mortgage-backed securities rely on the underlying pools of mortgage loans to provide a cash flow of principal and interest.  The actual maturities of these securities will differ from the contractual maturities because the loans underlying the security may prepay without prepayment penalties.  Decreases in interest rates will generally cause an acceleration of prepayment levels.  In a declining interest rate environment, the Company may not be able to reinvest the proceeds from these prepayments in assets that have comparable yields.  In a rising rate environment, the opposite, referred to as extension risk, occurs.  Prepayments tend to slow and the weighted average life extends which can lead to lower levels of liquidity due to the delay of cash receipts, and can result in the holding of an asset that yields a below-market rate for a longer period.  The following table shows the carrying value of the Company’s securities.

Table-10 Carrying Value of Invesment Securities
As of December 31,
(in thousands)

	2010	2009	2008

Government sponsored agencies	$8,257	$29,689	$26,063
Mortgage-backed securities	35,752	31,943	28,272
State and municipal securities	23,581	11,240	9,482
	67,590	72,872	63,817
Equity securities	1,194	1,266	1,643
	$68,784	$74,138	$65,460

Even though securities available for sale decreased by $5.0 million from the end of 2009,  securities available for sale, expressed as a percentage of total assets,  increased slightly to 11.9% at December 31, 2010, from 11.7% at December 31, 2009.  We were able to use the cash generated from the decline in loans and the early redemption and planned maturities of our investment portfolio to meet the funding of our deposit and other borrowings maturities, while maintaining our investment portfolio in the same relative position to our total assets as at the end of 2009.  We took advantage of an increase in the slope of the yield curve to purchase longer-term taxable municipals and mortgage- backed securities to improve our overall portfolio yield.  The purchase of the longer-term securities increased the effective duration of the available for sale portfolio to 3.65 years at December 31, 2010 compared to 2.49 years at December 31, 2009.  The following table presents the contractual maturity of investment debt securities by maturity date and average yields based on amortized cost.  The composition and maturity/repricing distribution of the debt securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

Table 11 - Expected Maturity of Investment Securities
As of December 31, 2010
(in thousands)

	Maturity By Years
	1 or Less	1 to 5	5 to 10	Over 10	Total

Government sponsored agencies	$-	$-	$7,966	$291	$8,257
Mortgage backed securities	1	362	2,984	32,405	35,752
State and municipal securities	2,428	4,561	6,524	10,068	23,581
Total securities	$2,429	$4,923	$17,474	$42,764	$67,590

Weighted average yield (1)	3.35%	3.42%	3.48%	2.58%	2.90%

(1)  Based on amortized cost, not stated on a tax equivalent basis

At December 31, 2010, the Company had 53% of its total investment securities portfolio in mortgage-backed securities, compared with 44% at December 31, 2009.  See Note 3 to the Consolidated Financial Statements for further discussion of the investment portfolio and related fair value.

Deposits

Total average deposits were $557 million and $609 million for 2010 and 2009, respectively.  When considering average brokered deposits of $43.7 million in 2010 and $62.1 million in 2009, total average core and other deposits declined by $33.6 million or 6.15% from 2009 to 2010.  Although  deposits were down in all categories, the majority of the decline was centered in money market accounts and time deposits less than $100,000 as we  continued lowering deposit rates to reflect slowing demand on the asset side of the balance sheet, resulting in some customers moving funds to higher yielding investments.   With diminished loan demand, we have sufficient liquidity to fund our balance sheet without relying on funding other than customer deposits.  Because we are not well-capitalized under prompt corrective action, we are unable to renew exising brokered certificates.  We do not plan on increasing our brokered certificates in the near future and have sufficient liquidity to pay off the brokered certificates as they mature.

The following table sets forth the scheduled maturities of time deposits and brokered time deposits.

Table 12 - Maturities of Time Deposits
As of December 31, 2010
(in thousands)

	Six Months	Six Months	One Year	Five Years
	or Less	to One Year	to Five Years	or Greater	Total

Time deposits less than $100,000	$72,042	$63,625	$62,367	$-	$198,034
Times deposits greater than $100,000	40,955	34,668	44,779	-	120,402
Brokered deposits	10,098	15,127	15,106	-	40,331
Total	$123,095	$113,420	$122,252	$-	$358,767

Other Funding Sources

The Bank is a shareholder in the Federal Home Loan Bank (“FHLB”) of Atlanta.  Through this affiliation, advances, secured by a portion of our investment portfolio,  totaling $1.2 million were outstanding at December 31, 2009.   These advances were paid in full in April 2010.  The FHLB has issued a letter of credit in the amount of $175,000 to a service provider of the Bank.  This contingent liability is secured by a portion of our investment portfolio.  There is no additional borrowing capacity available to the Bank from the FHLB.

 At December 31, 2010, the Bank had $71.3 million of its loan portfolio pledged to the Federal Reserve Bank of Atlanta to secure discount window capacity of approximately $31 million.

 Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs.  Traditional sources of liquidity include asset maturities and growth in core deposits.  A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations.  Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective.  The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, influenced by interest rates, general economic conditions and competition.

We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Management continues to emphasize programs to generate local core deposits as our primary funding source.  The stability of our core deposit base is an important factor in our liquidity position.  A heavy percentage of the deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility.  Management regularly monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed.

At December 31, 2010, we had loan commitments and letters of credit outstanding of $18.4 million.  Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As disclosed in the Company’s consolidated statement of cash flows, net cash provided by operating activities was $15.0 million for the year ended December 31, 2010.  The major adjustments to net loss to arrive at cash provided by operating activities were the collection of prior year income taxes paid of $17.2 million plus $4.6 million in noncash expenses of depreciation, provision for loan losses, collection of interest reserve loans, and impairment losses on foreclosed properties.  These adjustments more than offset the uses of cash that included the net loss of $6.7 million and other items of $97,000.  Net cash provided by investing activities of $24.0 million consisted primarily of cash provided from a decrease in the investment portfolio and excess Federal Reserve balances of $7.7 million, a decrease in loans of $13.4 million, $3.3 million from the sale of foreclosed properties, and $104,000 from the sale of premises and equipment.  Additions to foreclosed properties and purchases of premises and equipment of $500,000 offset the cash provided by investing activities.  The $42.1 million of net cash used in financing activities consisted primarily of a net decrease in deposits of $41.4 million and repayments of other borrowings of $681,000.  In the opinion of management, the Company’s liquidity position at December 31, 2010 is sufficient to meet its expected cash flow requirements.

Capital Resources

As a result of examination findings in mid 2009 by the Georgia Department of Banking and Finance, (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”), (collectively, the “Supervisory Authorities”), the Bank’s Directors, on May 14, 2010, entered into a Stipulation and Consent Agreement with the Supervisory Authorities agreeing to the issuance of a Consent Order (the “Order”). Specifically, the Order requires:  increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio;  maintaining an adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits;  prior Supervisory Authority approval to pay cash dividends or Board of Director compensation;  and adoption of an annual strategic plan and budget.  The Order also establishes a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order.  Most of the provisions of the Order were already being addressed by management.  However, there can be no assurance that the Bank will be successful in meeting all of the requirements of the Order.

If the Bank fails to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order.  An ongoing failure to adequately address or make substantial progress towards addressing the concerns of the Supervisory Authorities could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

The Supervisory Authorities examined the Bank during June and July 2010 and conducted an onsite visitation during February 2011.  The findings of the Supervisory Authorities are fully reflected in the accompanying financial statements.

The Company is also subject to the terms of a Board Resolution (“Resolution”) between the Company and the Federal Reserve Bank of Atlanta (“FRB”) that generally prohibits our ability to receive dividends from the Bank, or to make dividends or other distributions to our shareholders, or repurchase shares of our common stock without prior regulatory approval.

At December 31, 2010, we were considered significantly undercapitalized under regulatory guidelines.  The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for both the Company and the Bank as of December 31, 2010 are as follows:

			Well Capitalized
			Regulatory
	Consolidated	Bank	Requirement

Leverage Capital Ratios	2.68%	2.65%	5.00%

Risk Based Capital Ratios:
Tier 1	3.14%	3.10%	6.00%
Total	4.39%	4.35%	10.00%

Recent  Operating Losses and Impact on Capital

The Company has been adversely impacted by the continuing deterioration of the Metropolitan Atlanta real estate market causing continuing losses at the Bank, resulting in the Bank being deemed significantly undercapitalized at December 31, 2010.  On May 14, 2010, the Bank entered into a Stipulation and Consent Agreement with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “Department”) (collectively, the “Supervisory Authorities”) agreeing to the issuance of a Consent Order (the “Order”).  The Order stipulates, among other conditions, that the Bank reach and maintain a Tier 1 capital ratio equal to or exceeding 8%.  There is no assurance that the Bank’s capital can be increased to the level required by the Supervisory Authorities.  Also, should the Bank’s capital not be increased to the level set forth in the Order, it is uncertain what action the Supervisory Authorities will take.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Bank not having adequate capital or liquidity to continue to operate or from any extraordinary regulatory action, either of which would affect its ability to continue as a going concern.  Management of the Company has taken certain steps in an effort to continue with safe and sound banking practices.

Actions have been initiated to mitigate lending exposure, strengthen the loan portfolio, and protect the Bank’s collateral interests, as well as to reduce operating costs and provide for positive operating cash flows throughout 2010.   Notwithstanding these efforts, the Bank sustained a loss for 2010 of $6,709,000 primarily resulting from impairment charges and increased operating expenses on foreclosed properties plus additional losses on problem loans resulting primarily from continued declines in value of the underlying real estate securing these problem loans and the payment of property taxes on these problem loans.  In addition, the increase in FDIC Insurance premiums had a significant negative impact on the Company’s operations.

The Capital Committee of the Board of Directors continues to review various alternatives for increasing the Bank’s capital and on January 20, 2011 the Company began a common stock offering through a private placement memorandum to raise a minimum of $50 million and a maximum of $75 million in additional capital with the majority of any capital raised to be contributed to the Bank.    However, there can be no assurance that this offering of common stock will be successful.

Effects of Inflation

A bank’s asset and liability structure is substantially different from that of a general business corporation in that primarily all assets and liabilities of a bank are monetary in nature, with relatively little investment in fixed assets or inventories.  Inflation has an important effect on the growth of total assets and the resulting need to increase equity capital at higher than nominal rates in order to maintain an appropriate equity to assets ratio.

The Company’s management believes the effect of inflation on financial results depends on our ability to react to changes in interest rates and, by such reaction, reduce the inflationary effect on performance.  We have an asset/liability management program to monitor and manage the Company’s interest rate sensitivity position.  In addition, periodic reviews of banking services and products are conducted to adjust pricing in view of current and expected costs.

Appendix B

Henry County Bancshares, Inc. and Subsidiaries CONSOLIDATED FINANCIAL REPORT DECEMBER 31, 2010

Henry County Bancshares, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2010

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	B1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	B2
Consolidated statements of operations	B3
Consolidated statements of comprehensive loss	B4
Consolidated statements of stockholders' equity	B5
Consolidated statements of cash flows	B6-B7
Notes to consolidated financial statements	B8-B47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Henry County Bancshares, Inc.
Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations due to the economic downturn, which has resulted in declining levels of capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 30, 2011

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2010 and December 31, 2009

(in thousands, except share and per share amounts)	2010	2009

Assets

Cash and due from banks	$8,812	$11,887
Interest-bearing excess Federal Reserve balances	22,100	25,700
Interest-bearing deposits in banks	1,510	635
Securities available for sale, at fair value	67,215	72,177
Securities held to maturity (fair value approximates $378 and $705)	375	695
Restricted equity securities, at cost	1,194	1,266
Loans held for sale	-	499

Loans	380,242	434,891
Less allowance for loan losses	10,824	13,324
Loans, net	369,418	421,567

Premises and equipment	9,034	9,481
Foreclosed properties	79,451	49,732
Income taxes receivable	266	17,457
Other assets	4,504	3,552
Total assets	$563,879	$614,648

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$60,047	$59,831
Interest-bearing	484,616	526,270
Total deposits	544,663	586,101

Other borrowings	755	1,436
Other liabilities	3,180	3,784
Total liabilities	548,598	591,321

Commitments and contingencies (Note 12)

Stockholders' equity
Preferred stock, no par value; 10,000,000 shares authorized; none issued
Common stock, par value $.10 and $2.50, respectively; 50,000,000 shares
authorized; 14,388,749.6 shares issued	1,439	35,972
Capital surplus	35,273	740
Accumulated deficit	(19,200)	(12,491)
Accumulated other comprehensive income	88	1,425
Less cost of treasury stock, 143,060 shares	(2,319)	(2,319)
Total stockholders' equity	15,281	23,327
Total liabilities and stockholders' equity	$563,879	$614,648

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009, and 2008

(in thousands, except share and per share amounts)	2010	2009	2008

Interest income
Loans	$17,892	$18,587	$31,538
Taxable securities	1,832	2,370	3,641
Nontaxable securities	156	300	355
Deposits in banks	42	12	38
Federal Reserve balances	72	57	-
Federal funds sold	-	23	212
Total interest income	19,994	21,349	35,784

Interest expense
Deposits	9,947	14,700	19,371
Other borrowings	13	52	257
Total interest expense	9,960	14,752	19,628

Net interest income	10,034	6,597	16,156
Provision for loan losses	1,169	39,168	24,286
Net interest income (loss) after
provision for loan losses	8,865	(32,571)	(8,130)

Other operating income
Service charges on deposit accounts	1,817	1,602	1,362
Other service charges and fees	1,071	813	942
Securities gains (losses), net	987	(275)	-
Mortgage banking income	13	455	377
Total other operating income	3,888	2,595	2,681

Other expenses
Salaries and employee benefits	5,244	6,654	7,340
Occupancy and equipment expenses	1,479	1,570	1,698
Foreclosed properties, net	7,914	5,145	3,559
FDIC and regulatory	2,709	1,888	527
Other operating expenses	1,887	2,528	2,346
Total other expenses	19,233	17,785	15,470

Loss before income taxes	(6,480)	(47,761)	(20,919)

Income tax expense (benefit)	229	(11,109)	(6,572)

Net loss	$(6,709)	$(36,652)	$(14,347)

Loss per share	$(0.47)	$(2.57)	$(1.01)

Weighted average shares outstanding	14,245,690	14,245,690	14,245,715

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
Years Ended December 31, 2010, 2009 and 2008

(in thousands)	2010	2009	2008

Net loss	$(6,709)	$(36,652)	$(14,347)

Other comprehensive income (loss), net of tax:

Unrealized holding gains (losses) on investment securities available for sale arising during period	(350)	230	535

Reclassification adjustment for gains on sale of securities available for sale realized in net loss	(987)	-	-

Associated income taxes	-	406	(182)

Total other comprehensive (loss) income, net of tax	(1,337)	636	353

Total comprehensive loss	$(8,046)	$(36,016)	$(13,994)

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2010, 2009, and 2008

			Retained	Accumulated
			Earnings	Other		Total
	Common		(Accumulated	Comprehensive	Treasury	Stockholders'
(in thousands)	Stock	Surplus	Deficit)	Income	Stock	Equity

Balance, December 31, 2007	$35,972	$740	$40,645	$436	$(2,258)	$75,535
Net loss	-	-	(14,347)	-	-	(14,347)
Cash dividends declared,
$.15 per share	-	-	(2,137)	-	-	(2,137)
Purchase of treasury stock	-	-	-	-	(61)	(61)
Other comprehensive income	-	-	-	353	-	353
Balance, December 31, 2008	$35,972	$740	$24,161	$789	$(2,319)	$59,343
Net loss	-	-	(36,652)	-	-	(36,652)
Other comprehensive income	-	-	-	636	-	636
Balance, December 31, 2009	$35,972	$740	$(12,491)	$1,425	$(2,319)	$23,327
Net loss	-	-	(6,709)	-	-	(6,709)
Change in par value of common stock
from $2.50 per share to $.10 per share	(34,533)	34,533	-	-	-	-
Other comprehensive loss	-	-	-	(1,337)	-	(1,337)
Balance, December 31, 2010	$1,439	$35,273	$(19,200)	$88	$(2,319)	$15,281

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009, and 2008

(in thousands)	2010	2009	2008

Operating Activities
Net loss	$(6,709)	$(36,652)	$(14,347)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	467	519	679
Decrease (increase) in loans held for sale	499	(499)	950
Provision for loan losses	1,169	39,168	24,286
Write off (collection) of interest reserve loans	(1,337)	2,410	-
Impairment losses on foreclosed properties	4,349	2,554	2,911
Gains on sale of securities available for sale	(987)	-	-
Impairment losses on restricted equity securities	-	275	-
Deferred income taxes	-	6,383	(2,494)
Net losses on sale of foreclosed properties	222	1,219	324
Gain on the sale of premises and equipment	(98)	-	-
Decrease in interest receivable	610	942	3,992
Decrease in interest payable	(594)	(585)	(745)
Decrease (increase) in income taxes receivable	17,191	(11,336)	(5,712)
Net other operating activities	251	843	267
Net cash provided by operating activities	15,033	5,241	10,111

Investing Activities
Purchases of securities available for sale	(63,692)	(54,193)	(50,790)
Proceeds from maturities of securities available for sale	44,864	42,702	78,586
Proceeds from sale of securities available for sale	23,440	-	-
Proceeds from maturities of securities held to maturity	320	2,666	804
Retirement of restricted equity securities	72	102	254
Net decrease (increase) in excess Federal Reserve balances	3,600	(25,700)	-
Net decrease (increase) in federal funds sold	-	14,300	(4,800)
Net decrease (increase) in interest-bearing deposits in banks	(875)	865	1,232
Net decrease in loans	13,401	9,515	8,384
Additions to foreclosed properties	(474)	(249)	-
Proceeds from sale of foreclosed properties	3,277	8,360	1,944
Proceeds from sale of premises and equipment	104	-	-
Purchase of premises and equipment	(26)	(224)	(114)
Net cash provided by (used in) investing activities	24,011	(1,856)	35,500

Financing Activities
Net decrease in deposits	(41,438)	(4,375)	(35,374)
Net repayments of other borrowings	(681)	(1,162)	(10,826)
Dividends paid	-	-	(2,137)
Purchase of treasury stock	-	-	(61)
Net cash used in financing activities	(42,119)	(5,537)	(48,398)

Net decrease in cash and due from banks	(3,075)	(2,152)	(2,787)

Cash and due from banks, beginning of year	11,887	14,039	16,826

Cash and due from banks, end of year	$8,812	$11,887	$14,039

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009, and 2008

(in thousands)	2010	2009	2008

Supplemental Disclosures of Cash Flow Information

Cash paid (received) for:
Interest	$10,554	$15,337	$20,373

Income taxes	$(16,923)	$(6,122)	$1,480

Noncash transactions
Other real estate acquired in settlement of loans	$41,149	$43,466	$14,111
Receivable acquired in settlement of loan	$1,823	$-	$-
Financed sales of foreclosed properties	$4,056	$248	928

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”).  The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with six other branches located in Henry County.  The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties.  Until December 15, 2009, when it suspended operations, the Company also conducted mortgage-lending operations through the Bank’s wholly owned subsidiary, First Metro Mortgage Company (“First Metro”).  First Metro provided the Bank’s customers with a wide range of mortgage banking services and products in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred income taxes.  The determination of the adequacy of the allowance for loan losses and the valuation of foreclosed real estate are based on estimates that are susceptible to significant changes in the economic environment and market conditions.  In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management regularly evaluates the value of both foreclosed real estate and real estate serving as collateral on loans and incorporates extensive use of outside appraisals.

The Company has evaluated all transactions, events, and circumstances occurring through the date these financial statements were issued or available to be issued for consideration of impact or disclosure, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Cash, Due from Banks and Cash Flows

For purposes of reporting consolidated cash flows, cash and due from banks includes cash on hand, cash items in process of collection, and amounts due from banks.  Cash flows from loans, interest-bearing deposits at the Federal Reserve and in banks, federal funds sold and deposits are reported net.

The Bank was not required to maintain reserve balances or deposits with the Federal Reserve Bank at December 31, 2010 or at December 31, 2009.  The Federal Reserve Bank pays interest on excess reserve balances of the Bank on deposit with the Federal Reserve.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Restricted Equity Securities

Investments in restricted equity securities without a readily determinable market value are carried at cost.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company, which the Company intends to sell into the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors.  These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements.  Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure.  These recourse provisions represent off-balance sheet risks in the normal course of business.  Any liability applicable to loans sold with recourse would be included in other liabilities.  No recourse liability was required at December 31, 2010 or December 31, 2009.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers.  Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses.  Interest income is accrued on the outstanding principal balance.  Loan origination fees, net of certain direct origination costs, for all loans, other than consumer loans, are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, or generally at the time the loan is 90 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.  All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrual of interest is recoverable through the liquidation of collateral.  Interest income on nonaccrual loans is recognized on the cash basis, until the loans are returned to accrual status.  Loans are returned to accrual status when future payments are reasonably assured through either bringing current all the principal and interest amounts contractually due or though a restructure of the loan or a portion thereof.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Loans, continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio.  The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower's ability to pay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.  While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.  Although allocations of the allowance may be made for specific loans, the entire allowance is available for any loan that, in management’s judgment, should be charged off.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Allowance for Loan Losses, continued

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Individual non-consumer loans over $500,000 are evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.  Troubled debt restructurings are separately identified for impairment disclosures and if not collateral dependent, are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of allowance in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is calculated by loan portfolio categories.  These categories are determined by aggregating loans with comparable collateral or loan purpose and is based on the actual loss history experienced by the Company over the most recent 18 months within each category.  The Company’s actual loss experience is supplemented with other economic factors based on the risks present for each loan category.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Allowance for Loan Losses, continued

The following broad portfolio segments, each composed of multiple loan categories, have been identified:

Commercial.  These are loans the Company makes to small and medium-sized businesses in its primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes.  Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise.  This type of loan may be subject to many different types of risk, which will differ depending on the particular industry in which the borrower operates. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis.  When warranted, individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at the Loan Committee or Board of Director level.

This type of loan will usually be collateralized.  Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate.  Collateral is subject to risk in its ability to be converted to a liquid asset, if necessary, as well as risks associated with degree of specialization, mobility and general collectability in a default situation.  To mitigate this risk, these types of loans are underwritten to strict standards including valuations and general acceptability based on the Company’s ability to monitor the ongoing business viability and collateral value.

Commercial Real Estate.  The Company engages in commercial real estate lending through direct originations.  Loans classified as commercial real estate are either for the purpose of purchasing and developing real estate, providing funds for construction, financing the needs of churches, or financing owner or non-owner occupied commercial real estate.

Land, development and construction. The Company makes loans to purchase and develop real estate, including construction loans, to customers in our market area.  Loans, secured by real estate, are granted for both speculative projects and those being built with end buyers already committed.  This type of loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity.  During times of economic stress this type of loan has typically had a greater degree of risk than other loan types.

Churches. The Company makes loans to churches, secured by real estate, for the purpose of constructing new facilities or additions to current facilities.  These loans are subject to the risk of local economic conditions which impact the financial condition and the giving level of church members.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Allowance for Loan Losses, continued

Other Commercial Real Estate.  Other commercial real estate loans represent those loans to business owner/operators to finance real estate out of which they operate their business, or to entities who have, for investment purposes, purchased or developed commercial property to lease to others.  These loans are subject to the risks of the local and national economy which impact the viability, and ultimately the cash flow of the business occupying the real estate, which is the primary source of repayment.

Residential Real Estate.  The Company grants loans to individuals secured by first or second mortgages on residential real estate located in our market area.  The majority of these loans are for owner occupied properties and are subject to risks associated with the local economy.

Consumer.  This portfolio consists principally of installment loans to individuals for personal, family, and household purposes.  These loans entail a high degree of risk due to the typically highly depreciable nature of any underlying collateral and collectability risks resulting from the borrower’s potential for insolvency or bankruptcy.

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation computed primarily on the straight-line method over the estimated useful lives of the assets.

Foreclosed Properties

Foreclosed properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the Company’s investment in the property or fair value less selling costs.  Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses.  Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less costs to sell.  Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent write-downs to the value are expensed.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

The Company accounts for income taxes in accordance with existing income tax accounting guidance (FASB ASC 740, Income Taxes).

The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense or benefit reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or losses.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense or benefit results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The valuation allowance for deferred tax assets at December 31, 2010 and 2009 was $12,129,000 and $9,089,000, respectively.  There was not a deferred tax asset balance at December 31, 2010 and 2009.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Earnings (Losses) Per Share

Earnings (losses) per share represent earnings or (losses) attributable to common stockholders divided by the weighted-average number of common shares outstanding during the period.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income or loss.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income or loss, are components of comprehensive income or loss.

Reclassifications

Certain amounts in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation.

Fair Value of Financial Instruments

Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 15.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

Recent Accounting Pronouncements

During December 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-16 – “Loans and Debt Securities Acquired with Deteriorated Credit Quality”.  The ASU amends Accounting Standards Codification (ASC) Subtopic 310 to clarify that modifications of loans that are accounted for within a pool, as defined by Subtopic 310-30, do not result in the removal of these loans from the pool even if the modification would otherwise be considered a troubled debt restructuring.  The amendments do not include loans not accounted for within pools.  Loans accounted for on an individual basis continue to be subject to the troubled debt restructuring accounting provisions with ASC 310-40 Troubled Debt Restructurings by Creditors.  The Company adopted the provisions of this ASU during the third quarter 2010.  This amendment did not have a material impact on the Company’s consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements, continued

During January 2010, the FASB issued ASU 2010-06 – “Improving Disclosures About Fair Value Measurements”, which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements. The adoption of these provisions of this ASU, which was subsequently codified into Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures,” only affected the disclosure requirements for fair value measurements and as a result had no impact on the Company’s consolidated financial statements.  See Note 15 to the Consolidated Financial Statements for the disclosures required by this ASU.

During February 2010, the FASB updated ASU No. 2010-09, Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.  This guidance amends FASB ASC Topic 855, Subsequent Events, so that issuers filing periodic reports with the Securities and Exchange Commission (“SEC filers”) no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements.  SEC filers must evaluate subsequent events through the date the financial statements are issued.

During July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  This guidance requires disclosures regarding loans and the allowance for loan losses that are disaggregated by portfolio segment and class of financing receivable.  Required enhancements to current disclosures include a rollforward of the allowance for loans losses by portfolio segment, with the ending balance broken out by basis of impairment method, as well as the recorded investment in the respective loans.  Nonaccrual and impaired loans by class must also be shown.  Disclosure requirements also include: 1) credit quality indicators by class, 2) aging of past due loans by class, 3) troubled debt restructurings (“TDRs”) by class and their effect on the allowance for loan losses, 4) defaults on TDRs by class and their effect on the allowance for loan losses, and 5) significant purchases and sales of loans disaggregated by portfolio segment.  This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010, for end of period disclosures.  Activity related disclosures are required for interim and annual reporting periods beginning on or after December 15, 2010.  While impacting its disclosures, this ASU will not have an impact on the Company’s consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

2)	RECENT OPERATING LOSSES AND IMPACT ON CAPITAL

The Company has been adversely impacted by the continuing deterioration of the Metropolitan Atlanta real estate market causing continuing losses at the Bank, resulting in the Bank being deemed significantly undercapitalized at December 31, 2010.  On May 14, 2010, the Bank entered into a Stipulation and Consent Agreement with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “Department”) (collectively, the “Supervisory Authorities”) agreeing to the issuance of a Consent Order (the “Order”).  The Order stipulates, among other conditions, that the Bank reach and maintain a Tier 1 capital ratio equal to or exceeding 8%.  There is no assurance that the Bank’s capital can be increased to the level required by the Supervisory Authorities.  Also, should the Bank’s capital not be increased to the level set forth in the Order, it is uncertain what action the Supervisory Authorities will take.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Bank not having adequate capital or liquidity to continue to operate or from any extraordinary regulatory action, either of which would affect its ability to continue as a going concern.  Management of the Company has taken certain steps in an effort to continue with safe and sound banking practices.

Actions have been initiated to mitigate lending exposure, strengthen the loan portfolio, and protect the Bank’s collateral interests, as well as to reduce operating costs and provide for positive operating cash flows throughout 2010.  Notwithstanding these efforts, the Bank sustained a loss for 2010 of $6,709,000 primarily resulting from impairment charges and increased operating expenses on foreclosed properties plus additional losses on problem loans resulting primarily from continued declines in value of the underlying real estate securing these problem loans and the payment of property taxes on these problem loans.  In addition, the increase in FDIC Insurance premiums had a significant negative impact on the Company’s operations.

The Capital Committee of the Board of Directors continues to review various alternatives for increasing the Bank’s capital and on January 20, 2011 the Company began a common stock offering through a private placement memorandum to raise a minimum of $50 million and a maximum of $75 million in additional capital with the majority of any capital raised to be contributed to the Bank.  However, there can be no assurance that this offering of common stock will be successful.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2010 and 2009 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss).

Securities Available for Sale		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

December 31, 2010:
U.S. Government sponsored agencies	$8,280	$28	$(51)	$8,257
State and municipal securities	23,372	158	(324)	23,206
Mortgage-backed securities	35,475	392	(115)	35,752
	$67,127	$578	$(490)	$67,215

December 31, 2009:
U.S. Government sponsored agencies	$29,581	$216	$(108)	$29,689
State and municipal securities	10,461	169	(85)	10,545
Mortgage-backed securities	30,710	1,284	(51)	31,943
	$70,752	$1,669	$(244)	$72,177

Securities Held to Maturity		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

December 31, 2010
State and municipal securities	$375	$3	$-	$378

December 31, 2009:
State and municipal securities	$695	$11	$(1)	$705

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES, continued

The amortized cost and fair value of debt securities as of December 31, 2010 by contractual maturity are shown below.  Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty.  Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for		Securities Held to
	Sale		Maturity
	Amortized	Estimated	Amortized	Estimated
(in thousands)	Cost	Fair Value	Cost	Fair Value

Due in one year or less	$2,235	$2,253	$175	$178
Due after one year through five years	4,266	4,361	200	200
Due after five years through ten years	14,717	14,489	-	-
After ten years	10,434	10,360	-	-
Mortgage-backed securities	35,475	35,752	-	-
	$67,127	$67,215	$375	$378

Securities with a carrying value of $23,988,000 at December 31, 2010 and $21,170,000 at December 31, 2009 were pledged to secure public deposits and for other purposes required or permitted by law.

The following table summarizes securities sales activity and gains (losses) for the year ended December 31, 2010.  There were no securities sales activities for the years ending December 31, 2009 and 2008, respectively.

(in thousands)	2010	2009	2008

Proceeds from sales	$23,440	$-	$-

Gross gains on sale	$987	$-	$-
Impairment losses on restricted equity securities	-	(275)	-
Net gains (losses)	$987	$(275)	$-

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES, continued

Restricted equity securities are summarized as follows:

	December 31,
(in thousands)	2010	2009

Federal Home Loan Bank stock	$1,194	$1,266

Information pertaining to securities with gross unrealized losses at December 31, 2010 and December 31, 2009 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

Securities Available for Sale	Less Than 12 Months		12 Months or More
	Estimated	Unrealized	Estimated	Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses

December 31, 2010
U. S. Government sponsored agencies	$2,960	$51	$-	$-
State and municipal securities	10,258	324	-	-
Mortgage-backed securities	12,537	115	-	-
Total temporarily impaired securities	$25,755	$490	$-	$-

December 31, 2009
U. S. Government sponsored agencies	$5,888	$108	$-	$-
State and municipal securities	2,923	85	-	-
Mortgage-backed securities	2,019	51	-	-
Total temporarily impaired securities	$10,830	$244	$-	$-

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES, continued

Securities Held to Maturity	Less Than 12 Months		12 Months or More
	Estimated	Unrealized	Estimated	Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses

December 31, 2010
Total temporarily impaired securities	$-	$-	$-	$-

December 31, 2009
State and municipal securities	-	-	249	1
Total temporarily impaired securities	$-	$-	$249	$1

The unrealized losses on the Company’s investment in state and municipal securities are caused by changes in interest rates.  The Company’s investments in state and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010 and December 31, 2009.

The unrealized losses on the Company’s investment in both direct obligations of federal agencies and mortgage-backed securities guaranteed by federal agencies were also caused by changes in interest rates.  The contractual cash flows of those investments are guaranteed by an agency of the U.S. government.  Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010 and December 31, 2009.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS

The composition of loans is summarized as follows:

	December 31,

(in thousands)	2010	2009

Commercial	$4,162	6,430
Commercial real estate
Land, development and construction	130,539	179,547
Other	106,152	111,939
Churches	79,706	80,964
Residential real estate	48,741	43,654
Consumer	10,955	12,392
Total	380,255	434,926

Deferred loan fees	(13)	(35)
Allowance for loan losses	(10,824)	(13,324)
Loans, net	$369,418	$421,567

At December 31, 2010 and 2009, interest only loans included in total commercial real estate loans were $139,196,000 and $158,731,000, respectively, and on which 97% and 86%, respectively had interest due on at least a semiannual basis.

Activity in the allowance for loan losses was as follows:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Balance, beginning of year	$13,324	$17,730	$7,657

Provision for loan losses	1,169	39,168	24,286

Loans charged off	(8,044)	(43,697)	(14,220)

Recoveries of loans previously charged off	4,375	123	7

Balance, end of year	$10,824	$13,324	$17,730

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

		Commercial	Residential
(in thousands)	Commercial	Real Estate	Real Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$-	$5,754	$14	$-	$-	$5,768
Collectively evaluated for impairment	15	3,713	449	107	772	5,056
Total ending allowance balance	$15	$9,467	$463	$107	$772	$10,824

Loans:
Individually evaluated for impairment	$2,014	$111,544	$10,747	$-	$-	$124,305
Collectively evaluated for impairment	2,148	204,840	37,994	10,955	-	255,937
Total loans	$4,162	$316,384	$48,741	$10,955	$-	$380,242

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

At December 31, 2010, the Company had $2,014,000 in commercial loans, $50,562,000 in land development and construction, $27,113,000 in other commercial real estate loans and $1,692,000 in residential real estate loans that were modified in troubled debt restructurings and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $1,825,000 in land development and construction loans and $1,279,000 in other commercial real estate loans.  As of December 31, 2010, the Company allocated $4,208,000 of valuation reserves to customers whose loan terms have been modified in troubled debt restructurings.  The Company has committed to lend additional amounts totaling up to $107,000 as of December 31, 2010 to customers with outstanding loans that are classified as troubled debt restructurings. At December 31, 2009, the Company had $65,902,000 in commercial real estate loans and $853,000 in residential mortgages that were modified in troubled debt restructuring and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $19,308,000 in commercial real estate loans and $2,030,000 in residential mortgages at December 31, 2009.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

	December 31,
(amounts in thousands)	2010	2009

Impaired loans without a valuation reserve	$90,655	$94,382
Impaired loans with a valuation reserve	33,650	20,334
Total impaired loans	$124,305	$114,716

Valuation allowance related to impaired loans	$5,768	$5,284

The following is a summary of information for the years ending December 31 pertaining to the average investment in impaired loans, the income recognized on impaired loans during the year and the portion of that recognized for financial statement purposes that was paid in cash by the borrower.

(in thousands)	2010	2009	2008

Interest income recognized during impairment	$398	$206	$875
Cash-basis interest income recognized	349	68	4
Average investment in impaired loans	123,884	105,966	68,561

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

The following chart shows a breakdown of impaired loans at December 31, 2010, by the unpaid principal balance, which is the contractual obligation of the borrower to the Company and the current balance of the loans as reflected in the financial statements, net of any charge offs  to the allowance for loan losses.

	Unpaid		Allowance for
	Principal	Recorded	Loan Losses
(in thousands)	Balance	Investment	Allocated
With no related allowance recorded:
Commercial	$2,014	$2,014	$-
Commercial real estate
Land, development and construction	71,871	49,277	-
Other	28,522	28,522	-
Churches	1,018	1,018	-
Residential real estate	9,926	9,824	-
With an allowance recorded:
Commercial	-	-	-
Commercial real estate	-	-	-
Land, development and construction	34,179	32,577	5,696
Other	150	150	58
Churches	-	-	-
Residential real estate	923	923	14
Total	$148,603	$124,305	$5,768

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.  The following chart shows those loans at December 31, 2010.

		Past Due
		Loans over
		90 days still
(in thousands)	Nonaccrual	Accruing

Commercial	$2,198	$113
Commercial real estate:
Land, development and construction	60,404	87
Other	20,081	565
Churches	754	-
Residential real estate	3,904	258
Consumer	96	22
	$87,437	$1,045

The following shows the amount of loans, by segment past due at December 31, 2010.

	30-59	60-89	Greater than
	Days	Days	90 Days	Total	Loans Not
(in thousands)	Past Due	Past Due	Past Due	Past Due	Past Due	Total

Commercial	$67	$14	$2,311	$2,392	$1,770	$4,162
Commercial Real Estate:
Land, development and construction	19,828	2,548	59,005	81,381	49,158	130,539
Other	3,975	3,130	19,792	26,897	79,242	106,139
Churches	772	-	273	1,045	78,661	79,706
Residential real estate	1,329	268	4,000	5,597	43,144	48,741
Consumer	33	38	118	189	10,766	10,955
Total	$26,004	$5,998	$85,499	$117,501	$262,741	$380,242

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes loans with an outstanding balance greater than $500,000, and non-homogeneous loans, such as commercial and commercial real estate loans.  This analysis is performed on at least an annual basis.  The Company uses the following definitions for risk ratings:

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

Credit Quality Indicators, continued

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Special
(in thousands)	Pass	Mention	Substandard	Doubtful

Commercial	$1,736	$145	$2,281	$-
Commercial real estate:
Land, development and construction	29,780	18,341	82,418	-
Other	60,999	15,067	30,073	-
Churches	74,134	4,034	1,538	-
Residential real estate	31,849	5,432	11,460	-
Consumer	10,721	16	218	-
	$209,219	$43,035	$127,988	$-

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

5)	FORECLOSED PROPERTIES

A summary of activity in foreclosed properties is as follows:

	Years Ended December 31,
(in thousands)	2010	2009

Balance, beginning of year	$49,732	$18,398
Loans transferred to foreclosed properties	41,149	43,466
Capitalized costs to properties	474	249
Cash sales proceeds	(3,277)	(8,360)
Financed sales	(4,056)	(248)
Loss on sale of properties	(222)	(1,219)
Impairment losses	(4,349)	(2,554)
Balance, end of year	$79,451	$49,732

Expenses applicable to foreclosed assets include the following:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Net loss on sales of real estate	$222	$1,219	$324
Impairment losses	4,349	2,554	2,911
Operating expenses, net of rental income	3,343	1,372	324
	$7,914	$5,145	$3,559

6)	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
(in thousands)	2010	2009

Land	$2,668	$2,674
Buildings	10,447	10,447
Equipment	5,065	5,039
	18,180	18,160
Accumulated depreciation	(9,146)	(8,679)
	$9,034	$9,481

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

7)	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2010 and 2009 was $120,402,000 and $127,258,000 respectively.  Brokered deposits totaled $40,331,000 and $63,980,000 at December 31, 2010 and 2009 respectively.  The scheduled maturities of time deposits (in thousands) at December 31, 2010 are as follows:

2011	$236,515
2012	54,597
2013	41,174
2014	9,331
2015	17,150
$358,767

At December 31, 2010 and 2009, overdraft demand and savings deposits reclassified to loans totaled $52,000 and $51,000, respectively.  At December 31, 2010, the Company had deposits to one public depositor totaling $12,618,000.

8)	OTHER BORROWINGS

	December 31,
(in thousands)	2010	2009

Advance from Federal Home Loan Bank with interest at
4.00%, payable monthly, with principal due April 19, 2010	$-	$1,000
Advance from Federal Home Loan Bank with interest at
3.16%, payable monthly, and principal due quarterly with a final principal payment due April 19, 2010	-	214
Treasury tax and loan note option account, with interest at
.25% less than the federal funds rate, due on demand	755	222

	$755	$1,436

The Federal Home Loan Bank has issued a letter of credit, in favor of the Bank, to a correspondent, in the amount of $175,000.  Securities with a market value of $317,000 are pledged to the Federal Home Loan Bank in support of the letter of credit.

At December 31, 2010, the Company has an unused line of credit with the Federal Reserve Bank of Atlanta, secured by a portion of the Company’s commercial loan portfolio with a carrying value of $71,290,000.  The amount of the line available for the Company’s use is 44% of the amount pledged.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

9)	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company has a noncontributory profit-sharing plan covering substantially all Bank employees.  There were no contributions to the plan charged to expense during 2010, 2009 and 2008.

401(k) Retirement Plan

The Company has a contributory 401(k) retirement plan covering substantially all employees.  The Company matches 50% of an employee’s contribution up to a maximum amount equal to 4% of the contributing employee’s salary.  Effective November 1, 2009, the Company suspended the matching of employee contributions.  There were no matching contributions charged to expense during 2010.  Matching contributions charged to expense during 2009 and 2008 amounted to $62,163 and $84,325, respectively.

Deferred Compensation Plan

The Company has various deferred compensation agreements providing for retirement benefits for certain current and past officers.  Effective November 1, 2009, the Company suspended new contributions to the plans and the payment of any interest on the outstanding balances.  There were no amounts charged to expense under these agreements in 2010.  Amounts charged to expense under these agreements totaled $39,886 and $59,844 for the years ended December 31, 2009 and 2008, respectively.  Retirement benefits paid amounted to $33,213 and $26,570 for the years ended December 31, 2010 and 2009, respectively.  Accrued deferred compensation of $620,333 and $653,546 is included in other liabilities as of December 31, 2010 and 2009, respectively.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

10)	INCOME TAXES

The allocation of income tax expense (benefit) between current and deferred income taxes is as follows:

	Years Ended December 31,
(amounts in thousands)	2010	2009	2008

Current
Federal	$268	$(17,191)	$(3,526)
State	(39)	(301)	(552)

Deferred
Federal	(2,205)	(765)	(3,523)
State	(386)	(486)	(941)
Valuation allowance	2,591	7,634	1,970
Income tax expense (benefit)	$229	$(11,109)	$(6,572)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes.  A reconciliation of the differences is as follows:

	Years Ended December 31,
(amounts in thousands)	2010	2009	2008

Income tax benefit at federal statutory rate	$(2,268)	$(16,744)	$(7,321)
Tax-exempt	(55)	(62)	(109)
State income tax benefit	(278)	(1,924)	(1,190)
Valuation allowance	2,951	7,634	1,970
Surtax exemption	-	230	(98)
Revision of prior year estimate	268	-	-
Other items, net	(29)	(234)	176
Income tax expense (benefit)	$229	$(11,109)	$(6,572)

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

10)	INCOME TAXES, continued

The components of the net deferred tax assets, included in other assets, are as follows:

	December 31,
(amounts in thousands)	2010	2009

Deferred tax assets:
Loan loss reserves	$4,187	$5,154
Net operating loss carryforward	3,490	1,463
Deferred compensation	240	253
Deferred loan fees	5	14
Foreclosed properties expense	3,429	1,915
Unused state tax credits	820	819
Contributions	4	3
	12,175	9,621
	(12,129)	(9,089)
Valuation allowance	46	532

Deferred tax liabilities:
Securities available for sale	36	485
Depreciation	10	47
	46	532

Net deferred tax assets	$-	$-

At December 31, 2010, the Company had state net operating loss carryforwards of approximately $40,608,000 that begin to expire in 2030 if not previously utilized and  $5,703,000 in federal net operating loss carryforwards that being to expire in 2030 if not previously utilized.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

11)	RELATED PARTY TRANSACTIONS

During the normal course of business, the Company makes loans to its principal officers, directors and their affiliates on the same terms and conditions as it does to other borrowers.  Loans to principal officers, directors and their affiliates during 2010, in thousands, were as follows:

Balance, beginning of year	$238
Advances	468
Repayments	(155)
Adjustment to status of related party	(82)
Balance, end of year	$469

Deposits from principal officers, directors and their affiliates at December 31, 2010 and 2009 were $5,788,000 and $7,645,000, respectively.

12)	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.  The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  A summary of the Company's commitments is as follows:

	December 31,
(in thousands)	2010	2009

Standby letters of credit	$2,056	$2,671

Commitments to extend credit	16,388	36,236

	$18,444	$38,907

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

12)	COMMITMENTS AND CONTINGENCIES, continued

Loan Commitments, continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party.  Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  Collateral held varies as specified above and is required in instances that the Company deems necessary.

At December 31, 2010 and 2009, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant.  For the year ended December 31, 2010, the Company was required to fund two different financial standby letters of credit totaling $18,000.  Both of these loans are performing as agreed as of December 31, 2010.  For the year ended December 31, 2009, the Company was required to fund four different financial standby letters of credit totaling $1,013,000.  Of that amount, $1,000,000 has been paid in full and the remainder was deemed uncollectible.  The Company did not incur any losses on financial standby letters of credit for the year ended December 31, 2008.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings and actions to protect its interests in collateral supporting its loans.  In the opinion of management, any liability or loss resulting from such proceedings or outcomes of such actions would not have a material adverse effect on the Company's financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

13)	CONCENTRATIONS OF CREDIT RISK

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties.  The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-five percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area.  Forty percent of the Company’s loan portfolio is specifically concentrated in real estate construction loans.  Accordingly, the ultimate collectability of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company's primary market area.  The concentrations of credit by type of loan are set forth in Note 4.

The Bank, as a matter of state law, does not generally extend additional credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,750,000.

14)	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval.  At December 31, 2010, no dividends could be declared without prior regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

14)	REGULATORY MATTERS, continued

As a result of examination findings in mid 2009 by the Georgia Department of Banking and Finance, (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”), (collectively, the “Supervisory Authorities”), the Bank’s Directors, on May 14, 2010, entered into a Stipulation and Consent Agreement with the Supervisory Authorities agreeing to the issuance of a Consent Order (the “Order”). Specifically, the Order requires:  increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio;  adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits;  prior Supervisory Authority approval to pay cash dividends or Board of Director compensation;  and adoption of an annual strategic plan and budget.  The Order also establishes a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order.  Most of the provisions of the Order were already being addressed by management.  However, there can be no assurance that the Bank will be successful in meeting all of the requirements of the Order.

If the Bank fails to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order.  An ongoing failure to adequately address or make substantial progress towards addressing the concerns of the Supervisory Authorities could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

The Supervisory Authorities examined the Bank during June and July 2010 and conducted an onsite visitation during February 2011.  The findings of the Supervisory Authorities are fully reflected in the accompanying financial statements.

To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  At December 31, 2010 under the prompt corrective active framework, the Bank’s Tier 1 Risk Based Capital Ratio was considered undercapitalized and the Bank’s Tier 1 Leverage Ratio and the Bank’s Total Risk Based Capital Ratio were considered significantly undercapitalized.  Therefore as of December 31, 2010, the Bank is considered, under the prompt corrective action framework, significantly undercapitalized as the lowest ratio determines the regulatory category.  Prompt corrective action provisions are not applicable to bank holding companies.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

14)	REGULATORY MATTERS, continued

					To Be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010
Total Risk-Based Capital
Consolidated	$21,276	4.39%	$38,737	8.00%	N/A	N/A
Bank	$21,104	4.35%	$38,784	8.00%	$48,480	10.00%
Tier I Risk-Based Capital
Consolidated	$15,193	3.14%	$19,369	4.00%	N/A	N/A
Bank	$15,021	3.10%	$19,392	4.00%	$29,088	6.00%
Tier I Leverage Capital
Consolidated	$15,193	2.68%	$22,647	4.00%	N/A	N/A
Bank	$15,021	2.65%	$22,665	4.00%	$28,331	5.00%

As of December 31, 2009
Total Risk-Based Capital
Consolidated	$28,233	5.55%	$40,713	8.00%	N/A	N/A
Bank	$28,053	5.51%	$40,702	8.00%	$50,877	10.00%
Tier 1 Risk-Based Capital
Consolidated	$21,902	4.30%	$20,356	4.00%	N/A	N/A
Bank	$21,722	4.27%	$20,351	4.00%	$30,526	6.00%
Tier I Leverage Capital
Consolidated	$21,902	3.38%	$25,917	4.00%	N/A	N/A
Bank	$21,722	3.35%	$25,910	4.00%	$32,387	5.00%

15)	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Determination of Fair Value, continued

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 Valuation is based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Fair Value Hierarchy, continued

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Interest-Bearing Deposits in Banks:  The carrying amounts of cash and short-term instruments approximate fair values due to the short-term nature of the assets.

Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities:  Where quoted prices are available in an active market, the securities are classified within level 1 of the valuation hierarchy.  Securities are defined as both long and short positions.  Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, fair values are estimated using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include obligations of Government Sponsored Entities (“GSE”), corporate bonds, and other securities.  Mortgage-backed securities are included in level 2 if observable inputs are available.  In certain cases where there is limited activity or less transparency around inputs to the valuation, those securities are classified in level 3.

Loans:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securities securitization transactions, adjusted for differences in loan characteristics.  Fair value for other loans (for example, commercial real estate and commercial loans) are estimated using discounted cash flow analyses, using market interest rates for comparable loans.  Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Fair Value Hierarchy, continued

Deposit Liabilities:  The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date.  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings:  The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.  Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Accrued Interest:  The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Credit-Related Instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Assets and Liabilities Measured at Fair Value on a Recurring Basis:  Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2010 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Assets
Securities available for sale	$6,621	$60,594	$-	$67,215
Total assets at fair value	$6,621	$60,594	$-	$67,215

	Fair Value Measurements at December 31, 2009 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Assets
Securities available for sale	$1,211	$70,966	$-	$72,177
Loans held for sale	-	499	-	499
Total assets at fair value	$1,211	$71,465	$-	$72,676

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Assets Measured at Fair Value on a Nonrecurring Basis:  Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis.  The following table presents the nonrecurring fair value changes made to financial instruments carried on the consolidated balance sheet by caption for the years ended December 31.

	2010 Fair Value Changes Based On:
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses

Impaired loans	$-	$344	$3,017	$3,361
Foreclosed assets	-	480	3,869	4,349
Total	$-	$824	$6,886	$7,710

	2009 Fair Value Changes Based On:
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses

Impaired loans	$-	$22,013	$20,149	$42,162
Foreclosed assets	-	42	2,512	2,554
Total	$-	$22,055	$22,661	$44,716

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Assets Measured at Fair Value on a Nonrecurring Basis, continued

	2008 Fair Value Changes Based On:
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses

Impaired loans	$-	$-	$14,962	$14,962
Foreclosed assets	-	-	2,911	2,911
Total	$-	$-	$17,873	$17,873

In accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans and foreclosed properties with level 2 carrying amounts of $26,730,000 and $29,388,000, respectively, were written down to their fair values of $26,386,000 and $28,908,000, resulting in impairment charges to earnings in 2010 of $344,000 and $480,000, respectively.  Individual loans and foreclosed properties with level 3 carrying amounts of $70,514,000 and $54,413,000, respectively, were written down to their fair values of $67,497,000 and $50,544,000, resulting in impairment charges to earnings in 2010 of $3,017,000 and $3,869,000.  During 2009, individual loans and foreclosed properties with level 2 carrying amounts of $63,034,000 and $27,369,000, respectively, were written down to their fair values of $41,021,000 and $27,327,000, resulting in impairment charges to earnings in 2009 of $22,013,000 and $42,000, respectively.  Individual loans and foreclosed properties with level 3 carrying amounts of $61,763,000 and $24,917,000, respectively, were written down to their fair values of $41,614,000 and $22,405,000, resulting in impairment charges to earnings in 2009 of $20,149,000 and $2,512,000.  Fair values for impaired loans are estimated using the present value of expected cash flows discounted at the loans effective interest rate or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets.  Subsequently, foreclosed assets are carried at the lower of carrying value or fair value, less estimated disposal costs.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed assets as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

The carrying amount and estimated fair value of the Company's financial instruments were as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Financial assets:
Cash, interest-bearing deposits in banks, and excess Federal Reserve balances	$32,422	$32,422	$38,222	$38,222
Securities available for sale	67,215	67,215	72,177	72,177
Securities held to maturity	375	378	695	705
Restricted equity securities	1,194	1,194	1,266	1,266
Loans held for sale	-	-	499	499
Loans, net	369,418	369,167	421,567	425,531
Accrued interest receivable	1,612	1,612	2,222	2,222

Financial liabilities:
Deposits	$544,663	$549,935	$586,101	$595,438
Other borrowings	755	755	1,436	1,478
Accrued interest payable	1,522	1,522	2,116	2,116

16)	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2010 and 2009 and statements of operations and cash flows of Henry County Bancshares, Inc. for the years ended December 31, 2010, 2009 and 2008.

CONDENSED BALANCE SHEETS
	December 31,
(in thousands)	2010	2009
Assets
Cash	$44	$48
Investment in subsidiaries	15,109	23,147
Premises and equipment	132	136
Total assets	$15,285	$23,331

Liabilities and Stockholders' Equity
Liabilities	$4	$4
Stockholders' equity	15,281	23,327
Total liabilities and stockholders' equity	$15,285	$23,331

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

16)	PARENT COMPANY FINANCIAL INFORMATION, continued

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands)	2010	2009	2008

Income
Dividends from bank subsidiary	$-	$-	$2,136
Rental income	4	14	13
Total income	4	14	2,149

Expense
Depreciation	4	5	6
Other expenses	8	67	58
Total expenses	12	72	64

Earnings (loss) before income tax benefits and
equity in undistributed loss of subsidiaries	(8)	(58)	2,085

Income tax benefits	-	-	(20)

Earnings (loss) before equity in undistributed
loss of subsidiaries	(8)	(58)	2,105

Equity in undistributed loss of subsidiaries	(6,701)	(36,594)	(16,452)

Net loss	$(6,709)	$(36,652)	$(14,347)

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

16)	PARENT COMPANY FINANCIAL INFORMATION, continued

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2010	2009	2008

OPERATING ACTIVITIES
Net loss	$(6,709)	$(36,652)	$(14,347)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation	4	5	6
Loss of subsidiaries	6,701	36,594	16,452
Net other operating activities	-	11	(41)
Net cash (used in) provided by operating activities	(4)	(42)	2,070

FINANCING ACTIVITIES
Dividends paid	-	-	(2,137)
Purchase of treasury stock	-	-	(61)
Net cash used in financing activities	-	-	(2,198)

Net decrease in cash	(4)	(42)	(128)
Cash at beginning of year	48	90	218
Cash at end of year	$44	$48	$90

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF
HENRY COUNTY BANCSHARES, INC.
TO BE HELD ON MAY 17, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David H. Gill and Charles W. Blair, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Henry County Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281, on May 17, 2011 at 6:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the nine identified directors to serve on the Board of Directors each for a one year term; (ii) “FOR” Proposal No. 2 to approve the Amendment to Article V of the Articles of Incorporation; (iii) “FOR” Proposal No. 3 to approve the Amendment to Article VII of the Articles of Incorporation; (iv) “FOR” Proposal No. 4 to approve the executive compensation of the named executive officers; and (v) the every “TWO” year option for future advisory shareholder votes on executive compensation.

1.	PROPOSAL to elect the nine identified directors to serve for a one year term.

Paul J. Cates, Jr.	G. R. Foster, III	Mary Lynn E. Lambert
Phillip H. Cook	David H. Gill	Ronald M. Turpin
H. K. Elliott, Jr.	Edwin C. Kelley, Jr.	James C. Waggoner

☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees’ name(s) in the space provided below.

2.	PROPOSAL to approve the Amendment to Article V of the Articles of Incorporation of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.            PROPOSAL to approve the Amendment to Article VII of the Articles of Incorporation of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	PROPOSAL to approve by a non-binding advisory vote, the executive compensation of the named executive officers of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	PROPOSAL to recommend, by a non-binding vote, the frequency of a shareholder vote to approve the executive compensation of the named executive officers of the Company.

☐	ONE YEAR	☐	TWO YEARS	☐	THREE YEARS	☐	ABSTAIN

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF
HENRY COUNTY BANCSHARES, INC.
TO BE HELD ON MAY 17, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Dated: , 2011

Signature of Shareholder

Please print name

Signature of Shareholder

Please print name

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.